EXHIBIT 2.1

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

By and Among

Florida Pneumatic Manufacturing Corporation,

Flying Tiger Acquisition Corp.,

Exhaust Technologies, Inc.,

The Shareholders of Exhaust Technologies, Inc. Named Herein,

and

Robert E. Sterling

as Shareholders’ Representative

July 1, 2014

TABLE OF CONTENTS

Article 1 DEFINED TERMS; CONSTRUCTION		1

Article 2 THE MERGER; CONVERSION OF SECURITIES; CLOSING		2

2.1	Merger; Surviving Corporation	2

2.2	Effect of Merger	2

2.3	Effective Time; Further Actions	3

2.4	Status and Conversion of Securities	3

2.5	Merger Consideration; Adjustments	4

2.6	Purchase Price	4

2.7	Closing	4

2.8	Escrow	5

2.9	The Shareholders’ Representative	6

Article 3 REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY		7

3.1	Organization; Qualification	7

3.2	Capitalization	8

3.3	Title to Shares	8

3.4	No Subsidiaries; Ownership of Other Securities	8

3.5	Corporate Documents; Books and Records	9

3.6	Power and Authority	9

3.7	Governmental Approvals	9

3.8	No Violations	9

3.9	Financial Statements	10

3.10	Absence of Certain Changes	11

3.11	Company Indebtedness; Undisclosed Liabilities	15

3.12	Owned Real and Personal Property; Liens	15

3.13	Leased, Real and Personal Property	15

3.14	Compliance with Laws and Orders; Authorizations	16

3.15	Tax Matters	17

3.16	Environmental Compliance	19

3.17	Litigation	20

3.18	Material Agreements	20

3.19	Intellectual Property	24

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3.20	ERISA	25

3.21	Employees	27

3.22	Insurance	28

3.23	Broker Fee	28

3.24	Sale Bonuses	28

3.25	Powers of Attorney	28

3.26	Affiliated Transactions	28

3.27	Suppliers and Vendors	29

3.28	Inventory	29

3.29	Customers	29

3.30	Current Customer Projects	30

3.31	Accounts Receivable	30

3.32	Books and Records	30

3.33	Warranties; Customer Offerings	31

3.34	Bank Accounts; Powers of Attorney	31

3.35	Unlawful Payments	31

3.36	Backlog	31

3.37	Exchange Act Reports	32

3.38	Disclosure	32

3.39	Completeness of Documents	32

3.40	Product Liability	32

3.41	Interest in Assets	32

3.42	Outstanding Checks	32

3.43	Resignation of Directors and Officers	33

3.44	Consents	33

Article 4 REPRESENTATIONS AND WARRANTIES OF PURCHASER		33

4.1	Organization and Business; Power and Authority; Effect of Merger	33

4.2	No Violations	33

4.3	Litigation	34

Article 5 COVENANTS		34

5.1	Cooperation in Litigation	34

5.2	Public Announcements	34

5.3	Outstanding Checks	34

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5.4	Resignations of Directors and Officers	34

5.5	Cooperation with Financing	34

Article 6 CLOSING CONDITIONS		35

6.1	Conditions to Obligations of Each Party	35

6.2	Conditions to Obligations of Purchaser and Merger Sub	35

6.3	Conditions to Obligations of the Company	38

Article 7 INDEMNIFICATION		38

7.1	Indemnification by the Company and Shareholders	38

7.2	Indemnification by Purchaser	40

7.3	Time and Monetary Limitations	40

7.4	Procedure	41

7.5	Other Limitations	42

7.6	Tax Treatment of Indemnity Payments	43

7.7	Other Rights and Remedies Not Affected	43

Article 8 TAX		43

8.1	Tax Matters	43

Article 9 GENERAL PROVISIONS		45

9.1	Representation by Counsel; Interpretation	45

9.2	Shareholder Obligations	45

9.3	No Third Party Beneficiaries	45

9.4	Specific Performance	45

9.5	Waivers; Amendments	45

9.6	Notices	46

9.7	Severability	47

9.8	Counterparts; Facsimile Signatures	47

9.9	Section Headings	48

9.10	Governing Law	48

9.11	Further Acts	48

9.12	Entire Agreement	49

9.13	Assignment	49

9.14	Parties in Interest	49

APPENDIX A DEFINITIONS		A-1

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EXHIBIT A — RESOLUTIONS

EXHIBIT B — MERGER SUB ARTICLES OF INCORPORATION

EXHIBIT C — MERGER SUB BYLAWS

EXHIBIT D — PRO RATA SHARES

EXHIBIT E — ESCROW SHARES

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AGREEMENT AND PLAN OF MERGER, dated as of July 1, 2014, by and among Florida Pneumatic Manufacturing Corporation, a Florida corporation (“Purchaser”), FLYING TIGER ACQUISITION CORP., a Washington corporation, directly or indirectly, wholly-owned by Purchaser (“Merger Sub”), EXHAUST TECHNOLOGIES, INC., a Washington corporation (the “Company”), and ROBERT E. STERLING and MARY LOUISE STERLING, being all of the Shareholders of the Company (each a “Shareholder” and, collectively, the “Shareholders”), and ROBERT E. STERLING in his capacity as representative of the Shareholders (the “Shareholders’ Representative”).

RECITALS:

A.           The Company is in the business of (a) designing, manufacturing, marketing and selling pneumatic air tools, and (b) performing services related to the products described in the foregoing clause (a) (collectively, the “Business”).

B.           The board of directors of each of Purchaser, Merger Sub and the Company have each determined that it is advisable for, and in the best interest of, their respective Shareholders for Purchaser to acquire the Company in a business combination transaction in which Merger Sub would merge with, and into the Company, such that, after giving effect thereto, the Company is a direct or indirect wholly-owned subsidiary of Purchaser.

C.           Prior to the execution and delivery of this Agreement, and as a condition and inducement to Purchaser’s willingness to enter into this Agreement, (a) the Company’s board of directors approved this Agreement and the other transactions contemplated hereby, and recommended the Merger per the resolutions attached hereto as Exhibit A, (b) the Shareholders, pursuant to the Charter Documents and RCW 23B.11.030, approved this Agreement, the Merger and the other transactions contemplated hereby (the “Shareholder Approval”), and (c) the Company delivered to Purchaser the unanimous written consent of the Shareholders by which the Shareholder Approval occurred, or other written documentation that the Company validly obtained the Shareholder Approval pursuant to the Charter Documents and RCW 23B.11.030.

NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements herein contained and other valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby represent, warrant, covenant and agree as follows:

Article 1
DEFINED TERMS; CONSTRUCTION

Capitalized terms used herein and in the Disclosure Schedule are used with the respective meanings ascribed thereto as set forth in Appendix A hereto. The defined terms herein shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. All references herein to “Articles,” “Sections, “ “Schedules” “Appendices” and “Exhibits” shall be deemed to be references to Articles and Sections of Schedules, Appendices and Exhibits to this Agreement unless the context shall otherwise require. The words “to the Knowledge of the Company,” or phrases of similar import, mean the Knowledge of any Shareholder or any director or officer of the Company, including facts of which any such Person, in the reasonably prudent exercise of his or her duties, should be aware, after due inquiry. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Unless otherwise expressly provided for herein, any reference to “days” shall mean calendar days. Unless otherwise expressly provided herein, any agreement, instrument or statute defined or referred to herein, or in any agreement or instrument that is referred to herein, means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. Unless otherwise expressly provided herein, wherever the consent of any Person is required or permitted herein, such consent may be withheld in such Person’s sole discretion, which shall be final, conclusive and binding. All references to amounts denominated in dollars shall mean U.S. dollars.

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Article 2
THE MERGER; CONVERSION OF SECURITIES; CLOSING

2.1         Merger; Surviving Corporation. At the Effective Time and in accordance with the provisions of this Agreement and the Washington Business Corporation Act (the “WBCA”), Merger Sub shall merge with, and into, the Company (the “Merger”) and, thereupon, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation in the Merger (hereinafter sometimes called the “Surviving Corporation”) under the WBCA.

2.2         Effect of Merger.

(a)          The effect of the Merger shall be as provided by the WBCA. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all property, rights, privileges, powers and franchises of Merger Sub and the Company shall vest in the Surviving Corporation, and all Indebtedness, Liabilities and duties of Merger Sub and the Company shall become Indebtedness, Liabilities and duties of the Surviving Corporation.

(b)          At the Effective Time, (i) the articles of incorporation of the Surviving Corporation shall be amended in its entirety to be in the form attached hereto as Exhibit B, until thereafter changed or amended in accordance with the provisions thereof and the WBCA, and (ii) the bylaws of the of the Surviving Corporation shall be amended in its entirety to be in the form attached hereto as Exhibit C, until thereafter changed or amended in accordance with the provisions of Surviving Corporation’s articles of incorporation and the WBCA.

(c)          The directors of Merger Sub shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the articles of incorporation and bylaws of the Surviving Corporation; and the officers of Merger Sub shall be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified, as the case may be.

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2.3         Effective Time; Further Actions. At the Closing, the Company, Purchaser and Merger Sub shall (and the Shareholders shall cause the Company to) cause the Merger to be consummated by the filing of, articles of merger, consistent with the terms of this Agreement, in a form reasonably satisfactory to the parties (the “Articles of Merger”), with the Secretary of State of the State of Washington (the “Secretary of State”) in such form as required by, and executed in accordance with, as applicable the WBCA, and each of the Company, Purchaser and Merger Sub shall (and the Shareholders shall cause the Company to) make all other recordings or filings required under the WBCA or any other applicable Law as may be required to consummate the transactions contemplated by this Agreement. The Merger shall become effective at the time of the filing of the Articles of Merger with Secretary of State as shall be set forth in such certificates in accordance with the WBCA, which Articles of Merger shall be so filed at the time of the Closing. The date and time when the Merger becomes effective pursuant to the Articles of Merger are referred to herein as the “Effective Time.”

2.4         Status and Conversion of Securities. The manner of converting or canceling the Capital Securities of the Company and Merger Sub in the Merger shall be as set forth below in this Section 2.4.

(a)          Conversion of Company Common Stock. Subject to the terms and conditions of this Agreement, and without any further action on the part of the Shareholders, the Company, Purchaser or Merger Sub being necessary, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time shall convert into, and become the right to receive cash, without interest, in an amount equal to the portion of the Aggregate Consideration (as adjusted pursuant to, and subject to all of the terms, provisions, limitation and procedures of, this Agreement) payable with respect to each such share in accordance with Section 2.7(b), below (the “Per Share Merger Consideration”). No interest shall be payable on the Per Share Merger Consideration payable hereunder on account of Company Common Stock, irrespective of the time of the actual payment thereof. Without limitation of the foregoing, at the Effective Time, each share of Company Common Stock, by virtue of the Merger, shall be cancelled and retired and shall cease to exist, and the holders of Company Common Stock shall thereafter cease to have any rights with respect to the Surviving Corporation or Company Common Stock except the right to receive the Per Share Merger Consideration therefor as provided herein (whether upon consummation of the Merger or upon release of the portion thereof held pursuant to the Escrow Agreements).

(b)          Shares of Merger Sub. At the Effective Time, each share of common stock, $.01 par value per share, of Merger Sub outstanding immediately prior to the Effective Time shall convert into and become one share of common stock, $.01 par value per share, of the Surviving Corporation, and shall, as of the Effective Time, constitute all of the issued and outstanding Capital Securities of the Surviving Corporation.

(c)          Treasury Shares of Company. All shares of Company Stock owned by the Company, if any, immediately prior to the Effective Time shall be cancelled and retired and shall cease to exist without any conversion thereof and no payment or distribution shall be made with respect thereto.

(d)          Stock Transfer Books. The stock transfer books of the Company shall be closed on the day immediately preceding the Closing Date and there shall not be any further registrations or transfers of any shares of Company Stock thereafter on the records of the Company.

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2.5         Merger Consideration; Adjustments.

(a)          Aggregate Merger Consideration. The aggregate merger consideration (the “Aggregate Consideration”) to be paid by Purchaser on account of the Merger shall be the Base Merger Consideration, as adjusted pursuant to Section 2.5(b), below.

(b)          Adjustments. The Base Merger Consideration shall be: (i) decreased dollar-for-dollar by (A) an amount, if any, by which the Company’s Closing Working Capital is less than the Target Working Capital (such amount, if any, the “Working Capital Shortfall”), (B) the aggregate amount, if any, of Indebtedness, including any Expenses of the Company and/or the Shareholders, outstanding on the Closing Date, (C) the Expenses of the Company and/or the Shareholders outstanding on the Closing Date, to the extent not taken into account in the calculation of Closing Working Capital, (D) the costs associated with fulfilling the Company’s future obligations related to Current Customer Projects as of the Closing, to the extent the Company has billed and collected the associated charges for such projects as of the Closing (the “Fulfillment Costs”), to the extent they are estimable, (E) the aggregate amount, if any, of Employee Transaction Related Expenses, (F) the aggregate amount, if any of Employee Obligations, and (G) the aggregate amount, if any of Unpaid Tax Obligations; and (ii) increased dollar-for-dollar by an amount, if any, by which the Closing Working Capital is greater than the Target Working Capital (such amount, if any, the “Working Capital Surplus”).

2.6         Purchase Price. The Company and Purchaser have prepared a final balance sheet for the Company as of the Closing Date in accordance with GAAP, as adjusted according to the methodology outlined in Section 3.9(a)(iii) of the Disclosure Schedule, and the Company’s Accounting Procedures (the “Closing Balance Sheet”). The Closing Balance Sheet is accompanied by the Company’s certificate setting forth the Company’s reasonably detailed calculations, derived from the Closing Balance Sheet, of the Base Merger Consideration and each component of adjustments to the Base Merger Consideration in accordance with Section 2.5(b), above, including a reasonably detailed calculation of Company’s determination of the Closing Working Capital. The Closing Balance Sheet and the calculation of the adjustments to the Base Merger Consideration in accordance with Section 2.5(b), above, shall be deemed final, conclusive and binding for all purposes hereof upon the Closing Date. The Base Merger Consideration, as adjusted in accordance with Section 2.5(b), above, is referred to as the “Adjusted Merger Consideration”).

2.7         Closing.

(a)          Place; Date; Time. Subject to the terms and conditions hereof, the Merger and the other transactions contemplated hereby shall be consummated (the “Closing”), effective as of 10:00 a.m. Pacific Time, at the offices of Workland & Witherspoon, 601 W. Main Ave., Suite 714, Spokane, WA 99201, on the date hereof (the “Closing Date”). At the Closing, the Company shall (and the Shareholders shall cause the Company to) execute the Articles of Merger and cause the Articles of Merger to be filed with the Secretary of State, as applicable, in accordance with the WBCA. At the Closing, each of the parties shall deliver such documents, instruments and agreements as are required in Article 6 hereof.

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(b)          Payments and Disbursements. At the Effective Time, Purchaser shall make the following disbursements:

(i)          to the Escrow Agent, the Escrow Deposits;

(ii)         to Robert E. Sterling, any unpaid Officer Advances;

(iii)        the Expenses to such parties as shall have submitted invoices for Expenses in form and substance satisfactory to Purchaser to the extent known at Closing and approved by Purchaser; and

(iv)         to the Shareholders, an amount equal to their respective (A) Pro Rata Share of the Adjusted Merger Consideration, less (B) their respective Proportionate Escrow Share of the Escrow Deposits, which Pro Rata Share and Proportionate Escrow Share for each Shareholder shall be determined solely by, and specified in, Exhibits D and E.

(c)          Shareholder Share. Set forth on Exhibit D attached hereto, is a schedule of (i) the Pro Rata Share of each Shareholder, and (ii) the amount to be disbursed to each Shareholder pursuant to Section 2.7(b)(iv), above, each as of the Closing, and which amount shall not in any event exceed the Adjusted Merger Consideration. The deliveries contemplated in this Section 2.7(c) shall be in form and substance reasonably satisfactory to Purchaser, and certified as true, correct and complete by the Shareholders. Such certification is hereby deemed a representation and warranty under Article 3 hereof, as if set forth at length therein.

(d)          Escrow Share. Set forth on Exhibit E attached hereto, is a schedule of each Shareholder’s Proportionate Escrow Share that, subject to the terms and conditions of this Agreement, is to be disbursed to each Shareholder listed therein following a distribution of all or any portion of the Escrow Amount for the benefit of the Shareholders, as of the Closing. The deliveries contemplated in this Section 2.7(d) shall be certified as true, correct and complete by the Shareholders responsible for such delivery. Such certification is hereby deemed a representation and warranty under Article 3 hereof, as if set forth at length therein.

2.8         Escrow.

(a)          Tax Escrow. To secure (i) the indemnification and Tax obligations of the Shareholders under Article 7 hereof (with respect to Taxes, Article 8 hereof and Section 3.15, below) and (ii) any and all Claims by Purchaser and/or Merger Sub with respect to Taxes, Article 8 hereof and Section 3.15, below, Purchaser will withhold from the Base Merger Consideration, and will deliver to the Escrow Agent in accordance with the Tax Escrow Agreement, the sum of One Million Dollars ($1,000,000) (the “Tax Escrow Deposit”), to be held in an escrow account with the Escrow Agent (the “Tax Escrow Account”). The Escrow Agent shall hold and distribute the Tax Escrow Deposit in accordance with the terms of the Tax Escrow Agreement which shall include a provision to the effect that, subject to there being no Claim by Purchaser and/or Merger Sub with respect to the Tax Escrow Deposit, one-fourth (1/4) of the Tax Escrow Deposit (less any amounts disbursed to Purchaser) will be released to the Shareholders’ Representative on each Tax Escrow Release Date. For purposes of this Agreement, “Tax Escrow Release Date” means each of the three dates that is thirty (30) days following the expiration of the three statute of limitations, giving effect to all applicable extensions, tolling, agreements and/or other things and/or circumstances that cause such statutes of limitations to be extended (collectively, “Extensions”), with respect to the Company’s Tax Returns filed with respect to each of the Tax years ended January 31 of 2012, 2013, and 2014, and the Tax year applicable to the Stub Period ending on the Closing Date;

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(b)          General Escrow. To secure the indemnification obligations of the Shareholders under (i) Article 7 hereof (with respect to Article 3 hereof) and (ii) any and all Claims by Purchaser and/or Merger Sub with respect to Article 3 hereof, an additional Four Hundred Thousand Dollars ($400,000.00) (the “General Escrow Deposit” and, together with the Tax Escrow Deposit, the “Escrow Deposits”) will be deposited into a separate Escrow account (the “General Escrow Account” and, together with the Tax Escrow Account, the “Escrow Accounts”). The Escrow Agent shall hold and distribute the General Escrow Deposit in accordance with the terms of the General Escrow Agreement which shall include a provision to the effect that, subject to there being no Claim by Purchaser and/or Merger Sub with respect to the General Escrow Deposit, the General Escrow Deposit will be held for a period of twelve (12) months following the date of Closing;

(c)          Escrow Agreements. Notwithstanding anything contained in this Agreement, in the event of a conflict between the terms of this Section 2.8 and the terms of the Escrow Agreements, the terms of the Escrow Agreements shall control.

2.9         The Shareholders’ Representative. By voting in favor of the adoption of this Agreement, the approval of the principal terms of the Merger, and the consummation of the Merger or participating in the Merger and receiving the benefits thereof, including the right to receive the consideration payable in connection with the Merger, each Shareholder shall be deemed to, and shall have approved the designation of, and hereby designates, and irrevocably appoint Robert E. Sterling as the Shareholders’ Representative to represent the Shareholders, their respective successors, heirs, representatives and assigns following the Closing Date as representative, agent and attorney-in-fact in all matters relating to this Agreement and the transactions contemplated by this Agreement (and by its execution of this Agreement as the Shareholders’ Representative, Robert E. Sterling, hereby accepts such appointment). The Shareholders’ Representative shall have full power and authority to take any and all actions and make any and all decisions required or permitted to be taken or made by the Shareholders under this Agreement and the Escrow Agreements following the execution of this Agreement, including the exercise of the power to do any of the following: (a) authorize the release or delivery to Purchaser of all or any portion of funds from the Escrow Accounts in satisfaction of indemnification Claims by Purchaser; (b) agree to, negotiate, enter into settlements and compromises of, and comply with Orders of courts with respect to, such indemnification Claims; (c) litigate, arbitrate, resolve, settle or compromise any Claim for indemnification made pursuant to Article 7 hereof; (d) receive and distribute payments pursuant to the Escrow Agreement; (e) waive any provision of this Agreement or the Escrow Agreements, as the Shareholders’ Representative, in his sole discretion, which shall be final, conclusive and binding, may deem necessary or advisable; (f) to investigate, defend, contest or litigate any Action initiated by any Person against the Shareholders’ Representative or funds from the Escrow Accounts; (g) negotiate, enter into settlements and compromises of, resolve and comply with Orders and awards of arbitrators or other third party intermediaries with respect to any disputes arising under this Agreement or the Escrow Agreements as the Shareholders’ Representative, in his sole discretion, may deem necessary or desirable; and (h) to make, execute, acknowledge and deliver all such other consents, contracts, guarantees, orders, receipts, endorsements, notices, requests, instructions, certificates, stock powers, letters and other writings, and, in general, to do any and all things and to take any and all action that the Shareholders’ Representative, in his sole discretion, may consider necessary or proper or convenient in connection with or to carry out or for the accomplishment of the activities described in this Section 2.9 and the transactions contemplated by this Agreement or by the Escrow Agreements. All actions taken by the Shareholders’ Representative shall be binding upon each Shareholder and his or her successors, heirs, representatives and assigns as if expressly confirmed and ratified in writing by such Shareholder, and each Shareholder hereby ratifies and confirms all that the Shareholders’ Representative shall do or cause to be done in accordance with the authority granted hereby. No change or substitution of the Shareholders’ Representative shall be effective as against Purchaser or the Company, until such change or substitution of the Shareholders’ Representative has been consented to in writing by Purchaser. All actions required or permitted under this Agreement to be taken following the Closing by the Shareholders, and all notices to be taken or given following the Closing by the Shareholders, may be taken or given by the Shareholders’ Representative, shall be effective if so taken or given by the Shareholders’ Representative, and Purchaser shall be entitled to rely thereon.

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Article 3
REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY

Each of the Shareholders, jointly and severally, hereby represent and warrant to Purchaser as hereafter set forth in this Article 3. Each item disclosed in the Disclosure Schedule to this Agreement constitutes a supplement or an exception only to the representations and warranties to which it makes specific reference. For the purposes of this Agreement, each statement or other item of information set forth in the Disclosure Schedule shall be deemed to be a representation and warranty made by the Shareholders under this Article 3.

3.1         Organization; Qualification. The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Washington, and has all requisite power and authority to own, lease and operate its properties and its Assets, as well as, to carry on its Business as now conducted. The Company is duly qualified to do Business as a foreign entity in each of the jurisdictions set forth on Section 3.1 of the Disclosure Schedule, which constitute all of the jurisdictions where the character of the property owned or leased by the Company or the nature of its activities makes such qualification necessary. The Company does not have any operations or conduct any Business in any foreign jurisdiction other than in those jurisdictions set forth on Section 3.1 of the Disclosure Schedule.

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3.2           Capitalization. The authorized Capital Securities of the Company consists of 5,000 shares of common stock, par value $0.01 per share (the “Company Common Stock”), of which, on the date hereof, 485 shares of Company Common Stock were issued and outstanding. All of the issued and outstanding shares of Company Common Stock have been duly authorized, are validly issued, fully paid and non-assessable, are held of record by the Shareholders in the amounts set forth next to each Shareholder’s name as listed on Section 3.2 of the Disclosure Schedule, and have been issued in compliance with all relevant securities Laws. None of the outstanding shares of Capital Securities were issued in violation of, and are not subject to any preemptive rights, right of rescission, or right of first refusal or similar restriction of the current or past Shareholders of the Company or others. As of the date hereof there are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights or other contracts or commitments that would require the Company to issue, sell or otherwise cause to become outstanding any of its Capital Securities. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights with respect to the Company. Neither the Company, nor either of the Shareholders is a party to any voting trust, proxy or other agreement or understanding with respect to the voting redemption, sale or transfer of any of the Company’s Capital Securities. Exhibit D shall accurately set forth: (i) the Pro Rata Share of each Shareholder; and (ii) the amount of all payments due and to be made at Closing pursuant to Section 2.7(b), above, and which amount shall not in any event exceed the Adjusted Merger Consideration. The reverse split that was effected by amendment of the Company’s articles of incorporation on April 11, 2014  (the “Reverse Split”) was duly and validly approved by the Company’s Board of Directors on February 10, 2014, and by its shareholders at a meeting duly called and held on March 5, 2014 in accordance with a notice mailed to all of the Company’s shareholders of record on February 10, 2014, which contained the notice of dissenters’ rights required by RCW 23B.13.200 and .13.020(1)(d). None of the Company’s shareholders gave notice of an intention dissent prior to such shareholders’ meeting in accordance with RCW 23B.13.210(1), and there are no shareholders who remain entitled to dissent from the Reverse Split and demand payment for their shares under RCW 23B.13.230. The maximum liability of the Company to pay former shareholders whose shares became fractional shares and were eliminated by virtue of the Reverse Split is $92,000, being the sum of $69,000 sent to DTC and the sum of $23,000 held by Washington Trust Bank.

3.3           Title to Shares. Each Shareholder has good and valid title to the Company Common Stock as set forth on Section 3.3 of the Disclosure Schedule, free and clear of all Liens, which Company Common Stock represents all of the Capital Securities or other equity interests of the Company held or beneficially owned by such Shareholder. The delivery to Purchaser of the certificates or other instruments or agreements representing the Company Common Stock held by such Shareholder in accordance with Section 2.7(b)(iv), above, and the payment or delivery to such Shareholder of the consideration payable or deliverable to such Shareholder pursuant to Section 2.7(b)(iv), above, will transfer to Purchaser beneficial ownership of such Company Common Stock, free and clear of all Liens (other than restrictions on transfer under applicable securities Laws).

3.4           No Subsidiaries; Ownership of Other Securities. The Company does not have and has never had any Subsidiaries, predecessor-in-interest, or any equity or ownership interest (or any interest convertible or exchangeable or exercisable for, any equity or ownership interest), whether direct or indirect, in any Person. The Company has no branches. The Company is neither obligated to make, nor is it bound by any Contract or Liability to make any investment in or capital contribution in or on behalf of any other Person. There are no trusts or similar entities or instruments of guardianship or custodianship, whether enforceable or not, in existence for the benefit of the Company.

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3.5           Corporate Documents; Books and Records. Other than as listed on Section 3.5 of the Disclosure Schedule, the Books and Records of the Company, including all minute books of the Company, reflect the actions, meetings, transactions and the Assets and Liabilities of the Company. The Company has not engaged in any transaction with respect to its Business, maintained any bank account for its Business or used any of the funds of the Company in the conduct of its Business, except for transactions, bank accounts and funds which have been, and are reflected in the Books and Records. True, correct and complete copies of the Charter Documents or other similar governing documents, each as currently in effect, of the Company, directors’ and Shareholders’ resolutions and minutes of meetings and share registers of the Company have been provided to Purchaser.

3.6           Power and Authority. The Company and the Shareholders have all requisite power and authority to enter into this Agreement, as well as, all of the other documents, instruments and agreements contemplated herein to which each is a party and to carry out each of their respective obligations hereunder and thereunder. The execution, delivery and performance of this Agreement and all of the other documents, instruments and agreements contemplated herein to which each of the Company and/or the Shareholders is a party and the consummation by the Company of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of the Company and the Shareholders, if applicable. This Agreement and all of the other documents, instruments and agreements contemplated herein and therein to which the Company and/or the Shareholders are a party, as well as, each of the other documents, instruments and agreements to be executed by the Company and/or the Shareholders in connection herewith have been duly executed and delivered by the Company or each of the Shareholders and constitute valid and binding agreements of the Company and each of the Shareholders, enforceable against the Company and each of the Shareholders in accordance with their respective terms.

3.7           Governmental Approvals. Other than as listed on Section 3.7 of the Disclosure Schedule, the execution, delivery and performance by the Company and the Shareholders of this Agreement and all of the other documents, instruments and agreements contemplated herein to which it is a party, and the consummation by the Company and each Shareholder of the transactions contemplated hereby and thereby, require no action by or in respect of, or filing with, any Governmental Authority.

3.8           No Violations. Neither the execution and delivery by the Company or the Shareholders of this Agreement or the other documents, instruments and agreements contemplated herein to which the Company or any Shareholder is a party, nor the consummation by the Company and the Shareholders of the transactions contemplated herein or therein will (after the giving of notice, the passage of time or both) (a) conflict with, constitute a violation or breach of or default under or give rise to a right of termination, cancellation or acceleration of any obligation of the Company or any Shareholder or to a loss of any benefits to which, as applicable, the Company or any Shareholder is entitled under any provision of (i) the Charter Documents, (ii) any Law, and/or Order binding upon the Company or any Shareholder, (iii)  any material Contract, to which the Company or any Shareholder is a party, or (iv) any Authorization, or (b) result in the creation or imposition of any Liens on any of the Assets of the Company, or (c) give rise to any third Person having or acquiring any rights of termination, amendment, acceleration, suspension, revocation or cancellation under any Material Agreement, Contract or Lease, or (d) require any consent or other action by any third Person.

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3.9         Financial Statements.

(a)          Attached as Section 3.9(a)(i) of the Disclosure Schedule is a true, correct and complete copy of the financial statement of the Company as of January 31, 2014 (the “Year End Financial Statement”), and (b) the financial statement of the Company as at the Balance Sheet Date (the “Interim Financial Statement” and together with the Year End Financial Statement, the “Financial Statements”). Other than as listed on Section 3.9(a)(ii) of the Disclosure Schedule, the Financial Statements (including notes thereto) (i) are true, correct and complete, and (ii) have each been prepared in accordance with GAAP, as adjusted according to the methodology outlined in Section 3.9(a)(iii) of the Disclosure Schedule, consistently applied throughout the periods indicated and fairly present the financial position and results of operations of the Company, as at the respective dates thereof and for the periods therein referred to. The Financial Statements (including notes thereto) have been prepared from and are in accordance with the Books and Records.

(b)          Since the Balance Sheet Date, there have been no material changes in the accounting policies of the Company (including any change in depreciation or amortization policies or rates, or policies with respect to reserves for uncollectible Accounts or excess or obsolete inventory) and no revaluation of the Assets and there has been no Material Adverse Change in the financial position of the Company. Section 3.9(b) of the Disclosure Schedule contains a true, correct and complete list of all Indebtedness of the Company and identifies for each item of Indebtedness of the Company the outstanding principal and accrued but unpaid interest as of the date of this Agreement. None of the Indebtedness of the Company has any voting rights. The Company has delivered to Purchaser true, correct and complete copies of all management letters, if any, relating to any audit or review of the Financial Statements or Books and Records of the Company, and all letters or documentation, if any, relating to the Internal Controls or other accounting practices of the Company. The Company has devised and maintains a system of internal accounting controls sufficient to provide reasonable assurances that: (i) transactions are executed in accordance with management’s general or specific authorization; (ii) transactions are recorded as necessary (1) to permit preparation of Financial Statements in conformity with GAAP, as adjusted according to the methodology outlined in Section 3.9(a)(iii) of the Disclosure Schedule, or any other criteria applicable to such statements and (2) to maintain accountability for the Company’s Assets; and (iii) the amount recorded for Assets on the Books and Records is compared with the existing Assets at reasonable intervals and appropriate action is taken with respect to any differences. There are no significant deficiencies or material weaknesses in the design or operation of the Internal Controls which have adversely affected or could adversely affect the ability of the Company to record, process, summarize or report financial data. The Company has reported to Purchaser in writing any known fraud, whether or not material, that involves management or other employees who have a significant role in the Internal Controls.

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3.10       Absence of Certain Changes. Since the Balance Sheet Date (i) the Company has conducted its Business in all respects only in the Ordinary Course of Business and (ii) other than the repayment of Officer Advances, there has not been any event, change, occurrence or circumstance that individually or in the aggregate with other such events, changes, occurrences or circumstances has had or would reasonably be expected to have a Material Adverse Effect. Without limiting the generality of the foregoing, other than the repayment of Officer Advances, since the Balance Sheet Date:

(a)          there has not been any amendment or change to the Charter Documents;

(b)          there has not been any acceleration or release of any right to repurchase shares of its Capital Securities upon the security holder’s termination of employment or services with it or pursuant to any right of first refusal;

(c)          there has not been any declaration, setting aside or payment of any dividend by the Company on, or the making by the Company of any other distribution in respect of any Capital Securities of the Company, or any split, combination or recapitalization of any Capital Securities of the Company or any direct or indirect redemption, purchase or other acquisition of any Capital Securities of the Company or any change in any rights, preferences, privileges or restrictions of any of its outstanding equity securities;

(d)          there has not been any change in position with respect to its management, supervisory or other key personnel, any termination of employment of a material number of employees, or any labor dispute or Claim of unfair labor practices;

(e)          except as disclosed in Section 3.10(e) of the Disclosure Schedule, there has not been any Liability incurred by it to any of its officers, directors or shareholders, except for normal and customary compensation and expense allowances payable to officers in the Ordinary Course of Business;

(f)          except as disclosed in Section 3.10(f) of the Disclosure Schedule, there has not been any entering into, amendment of, relinquishment, termination or nonrenewal by it of any Material Agreement (or any other right or obligation), any default by it under such Material Agreement (or other right or obligation), or any written or, to the Knowledge of the Company, oral indication or assertion by the other party thereto of any material problems with its services or performance under such Material Agreement (or other right or obligation) or such other party’s desire to so amend, relinquish, terminate or not renew any such Material Agreement (or other right or obligation);

(g)          there has not been any material change in the manner in which the Company extends discounts, credits or warranties to customers, or otherwise deals with its customers;

(h)          there has not been any entering into by the Company of any Contract that by its terms requires or contemplates a current and/or future financial commitment, expense (inclusive of overhead expense) or obligation on its part that involves in excess of Ten Thousand Dollars ($10,000) or that is not entered into in the Ordinary Course of Business, or the conduct of any Business or operations other than in the Ordinary Course of Business;

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(i)          except as disclosed in Section 3.10(i) of the Disclosure Schedule, the Company has not amended, canceled, terminated, relinquished, waived or released any Contract or right under any Contract;

(j)          except as disclosed in Section 3.10(j) of the Disclosure Schedule, there has not been any change in accounting methods or practices of the Company (including any change in depreciation or amortization policies or rates or revenue recognition policies) or any revaluation of any of its Assets;

(k)          there has not been any material damage, destruction or loss, whether or not covered by insurance, with respect to the Company’s property and Assets;

(l)          except as disclosed in Section 3.10(l) of the Disclosure Schedule, the Company has not agreed to award any bonuses to Company Employees with respect to any period after the Balance Sheet Date, or entered into any employment, deferred compensation, reward, remuneration, severance, retention, change of control, or similar agreement (or amended any such agreement), or agreed to increase the compensation payable or to become payable by the Company to any of its directors, officers, employees, agents or representatives, or agreed to increase the coverage or benefits available to any of such directors, officers, employees, agents or representatives;

(m)          except as disclosed in Section 3.10(m) of the Disclosure Schedule, the Company has not made any changes to its accounting or Tax reporting principles, methods or policies;

(n)          except as disclosed in Section 3.10(n) of the Disclosure Schedule, the Company has not made or rescinded any election relating to Taxes or, except as may be required by applicable Law, made any change to any of its methods of reporting income or deductions for federal, state or local income Tax purposes from its filed federal income Tax Return for the period ending on the Balance Sheet Date;

(o)          except as disclosed in Section 3.10(o) of the Disclosure Schedule, the Company has promptly paid and discharged current Liabilities, except where disputed in good faith by appropriate proceedings (which proceedings are disclosed in Section 3.10(o) of the Disclosure Schedule);

(p)          except as disclosed in Section 3.10(p) of the Disclosure Schedule, the Company has not made any loans, including any Affiliate Loans, advances or capital contributions to, or investments in any Person, or paid any fees or expenses (except for reimbursement of employee business expenses in the Ordinary Course of Business) to each of its Shareholders or any Affiliate of each of its Shareholders;

(q)          except as disclosed in Section 3.10(q) of the Disclosure Schedule, the Company has not acquired any Assets or sold, assigned, licensed, transferred, conveyed, leased or otherwise disposed of any Assets, except for inventory acquired or sold, assigned, transferred, conveyed, leased or otherwise disposed of in the Ordinary Course of Business;

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(r)          the Company has not incurred, created or assumed or discharged, paid or satisfied any Liens, incurred, created or assumed or paid any Liability;

(s)          the Company has not written off as uncollectible any Accounts;

(t)          the Company has not delayed or postponed the payment of any accounts payable or commissions or any other Liability or agreed with any Person to extend the payment date of any accounts payable or commissions or any other Liability or accelerated the collection of (or discounted) any Accounts;

(u)          except as disclosed in Section 3.10(u) of the Disclosure Schedule, the Company has not made or committed to make any capital expenditures or capital additions or betterments that are not reflected in the Financial Statements;

(v)          the Company has not issued, created, incurred, assumed or guaranteed any Indebtedness or Liability;

(w)          the Company has not granted any license or sublicense of any rights under or with respect to any Intellectual Property;

(x)          the Company has not waived or compromised any right of the Company or a Indebtedness owed to it;

(y)          the Company has not instituted or settled any Action, nor has the Company received any threat, whether oral or in writing, of any demand or Action;

(z)          the Company has not reduced the amount of any insurance coverage provided by the insurance policies, including the Applicable Policies, set forth in Section 3.22(a) of the Disclosure Schedule;

(aa)         the Company has not failed to maintain its business equipment, systems and other fixed Assets as necessary to maintain in all material respect the Business;

(bb)         the Company has not accelerated any accounts receivable or delayed any accounts payable;

(cc)         except as set forth in Section 3.10(cc) of the Disclosure Schedule, the Company has not adjusted, split, combined or reclassified any Capital Securities of the Company;

(dd)         the Company has not made any change in any systems of Internal Controls;

(ee)         the Company has not commenced any Action;

(ff)          the Company has not settled any Action involving any Liability of the Company;

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(gg)       the Company has not entered any line of business in which the Company did not participate or engage in as of the Balance Sheet Date;

(hh)       the Company has not applied for or withdrawn any Authorization from any Governmental Authority;

(ii)         the Company has not transferred or granted a license to any Person or otherwise extended, amended or modified, forfeited or permitted to lapse in any respect any rights to Intellectual Property Rights of the Company;

(jj)         the Company has not adopted a plan of complete or partial liquidation, dissolution, consolidation, restructuring, recapitalization or other reorganization with respect to the Company, other than the Merger;

(kk)       except as set forth in Section 3.10(kk) of the Disclosure Schedule, the Company has not made any Tax election or settled or compromised any federal, state, local or foreign Tax liability, changed its annual tax accounting period, changed any method of Tax accounting, entered into any closing agreement relating to any Tax, surrendered any right to Claim a Tax refund, or consented to any extension or waiver of the limitations period applicable to any Tax Claim or assessment, or failed to pay its Taxes and file Tax Returns when due;

(ll)         the Company has not taken any action which would reasonably be expected to adversely affect the ability to any party to (i) obtain any consent or approvals required to consummate the transactions contemplated hereby, or (ii) perform its covenants and agreements under this Agreement;

(mm)      the Company has maintained the Assets, including those held under Leases, in good working order and condition, ordinary wear and tear excepted;

(nn)        the Company has kept in full force and effect its insurance policies, (including the Applicable Policies);

(oo)        the Company has used commercially reasonable efforts to maintain and preserve the Business and its organization intact, retain its present officers and key employees and maintain and preserve its relationships with suppliers, vendors, customers, licensors, licensees, distributors, regulatory authorities, creditors and others having business relations with it;

(pp)        the Company has complied with, and performed all of its obligations under all Material Agreements, all applicable Laws and all Authorizations held by it or related to or used or useful in connection with the Business;

(qq)        the Company has maintained its Indebtedness and Lease instruments and not entered into new or amended Indebtedness or Lease instruments; and

(rr)         neither the Company nor any of the Shareholders have announced any negotiation with regard to, or agreed to do, anything set forth in this Section 3.10.

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3.11       Company Indebtedness; Undisclosed Liabilities.

(a)          Except as disclosed in Section 3.9(b) of the Disclosure Schedule, there is no Indebtedness of the Company, including Affiliate Loans.

(b)          Except as disclosed in Section 3.11(b) of the Disclosure Schedule, the Company does not have any Liability, except as, and to the extent disclosed or reserved against in the Year End Financial Statements (none of which Liabilities result from, arise out of, relate to, are in the nature of, or were caused by any breach of contract, breach of warranty, tort, infringement or violation of Law), and there is no basis for the assertion against the Company of any Liability not so disclosed, or reserved against therein. The reserves, if any reflected on the Financial Statements are adequate, appropriate and reasonable for their purposes, including, litigation reserves, if any. The execution, delivery and performance of this Agreement and the transactions and other agreements and instruments contemplated by this Agreement do not create a Liability under any “change of control” provision of any Contract.

3.12       Owned Real and Personal Property; Liens.

(a)          The Company does not own any Real Property, and neither the Company, nor any of its predecessors have ever owned any Real Property.

(b)          Except as disclosed in Section 3.12(b) of the Disclosure Schedule, the Company has good, valid, insurable and marketable title to, all of the tangible, intangible and other Assets, free and clear of all Liens. The Assets constitute all of the Assets necessary for the conduct of the Business substantially in the same manner as presently conducted and are sufficient for the continued operation of the Business. All tangible Assets used or held for use in the Business have been maintained in a reasonably prudent manner and are in good operating condition and repair, ordinary wear and tear excepted, and are reflected on the balance sheet included in the Interim Financial Statements to the extent required under GAAP, as adjusted according to the methodology outlined in Section 3.9(a)(iii) of the Disclosure Schedule, to be so reflected. All tangible Assets owned by the Company are located on the Real Property. Section 3.12(b) of the Disclosure Schedule sets forth an accurate list of all fixed Assets of the Company as of the Balance Sheet Date, and indicates (i) all Liens attaching to Assets, and (ii) of such fixed Assets, which are (a) owned by the Company owns, and (b) leased by the Company from another Person.

3.13       Leased, Real and Personal Property. Section 3.13 of the Disclosure Schedule sets forth a true, correct and complete list of each lease, sublease or license (each a “Lease”) under which the Company is a lessee, lessor, sublessee, sublessor, licensee or licensor, together with the current monthly rent due thereunder, and the expiration date therefor, which (i) is a Lease of Real Property or any interest in Real Property, or (ii) is a Lease of personal property. Section 3.13 of the Disclosure Schedule also sets forth a true, correct and complete list of all Leases of Real Property or any interest in Real Property that the Company has ever been a party to since the formation of the Company. With respect to the Leases, (x) such Leases are in full force and effect and are valid, binding and enforceable in accordance with their respective terms, (y) all accrued and currently payable rents and other payments required by such Leases have been paid and (z) the Company and each other party to the Leases have complied with all respective covenants and provisions of the Leases. The Company enjoys peaceful and undisturbed possession under each Lease to which it is a party (as lessee, sublessee or licensee) and there is not, with respect to any Lease, any event of default, or event which with notice or lapse of time or both would constitute an event of default, existing on the part of the Company or on the part of any other party thereto. None of the rights of the Company under any Lease will be subject to termination or modification (nor will any Person have the right to accelerate the performance of the Company under any Lease), and no Authorization of any third party is required under any Lease as a result of the consummation of the transactions contemplated by this Agreement. True, correct and complete copies of each Lease have been provided to Purchaser.

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3.14       Compliance with Laws and Orders; Authorizations.

(a)          The conduct of the Business complies, and has complied, with applicable Laws and Orders. The Company has not received any Order or other written notification from any Governmental Authority of any asserted present or past failure by them to comply with any such Laws or Orders.

(b)          The Company possesses all material permits, licenses, waivers, authorizations, approvals and certificates from Governmental Authorities that are necessary to conduct its Business in the manner that such Business is being conducted (the “Authorizations”). Section 3.14(b) of the Disclosure Schedule contains a true, correct and complete list of such Authorizations. Such Authorizations are valid, in good standing and in full force and effect, and the Company is in compliance in all material respects with each such Authorization.

(c)          Section 3.14(c) of the Disclosure Schedule sets forth a true, correct and complete list of (i) all Authorizations issued or granted to the Company by any Governmental Authority regulating the Businesses or services of the Company (the “Company Authorizations”), and (ii) all pending applications for such Authorizations that would be Company Authorizations if issued or granted. Each of the Company Authorizations is valid, in good standing and in full force and effect, and the Company is in material compliance with (A) its obligations under each of the Company Authorizations, and (B) the Laws of the Governmental Authority issuing such Company Authorizations. There is not pending, or to the Company’s Knowledge, threatened any Governmental Authority any proceeding, notice of violation, Order or forfeiture or complaint or investigation against the Company relating to any of the Company’s licenses. To the Company’s Knowledge, there exist no facts or circumstances that make it likely that any Company Authorization will not be renewed or extended or that would prevent or materially delay the consummation of the transactions contemplated by this Agreement.

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3.15       Tax Matters.

(a)          All Tax Returns required to be filed (determined without regard to Extensions) on or before the date hereof with respect to the Company have been filed within the time and manner prescribed by Law. The Company has timely paid all Taxes owed (whether or not shown, or required to be shown, on Tax Returns) on or before the date hereof. The Company has withheld and timely paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party. All Tax Returns filed by the Company were complete and correct in all respects, and such Tax Returns correctly reflected the facts regarding the income, Business, Assets, operations, activities, status and other matters of the Company and any other information required to be shown thereon. All required estimated Tax payments have been timely made by or on behalf of the Company. None of the Tax Returns filed by the Company contain a disclosure statement under former Section 6661 of the Code or current Section 6662 of the Code (or any similar provision of state, local or foreign Tax Law). There are no Liens for Taxes upon any of the Assets, other than Liens for Taxes not yet due and payable and for which there are adequate reserves in accordance with GAAP, as adjusted according to the methodology outlined in Section 3.9(a)(iii) of the Disclosure Schedule.

(b)          None of the Tax Returns filed by the Company or Taxes paid or payable by the Company have been the subject of an audit, Action, examination, deficiency or assessment by any Taxing Authority, and no such audit, Action, examination, deficiency or assessment is currently pending or, to the Knowledge of the Company, threatened.

(c)          Except as disclosed in Section 3.15(c) of the Disclosure Schedule, the Company is not currently the beneficiary of any Extension of time within which to file any Tax Return, and the Company has not waived any statute of limitation with respect to any Tax or agreed to any Extension of time with respect to a Tax assessment or deficiency. All material elections with respect to Taxes affecting the Company, as of the date hereof, are set forth in the Financial Statements. The Company is not subject to, nor has applied for, any private letter ruling of the Internal Revenue Service or comparable rulings of any Taxing Authority. Except as disclosed in Section 3.25 of the Disclosure Schedule, the Company (nor any other Person on behalf of the Company) has not granted to any Person any power of attorney that is currently in force with respect to any Tax matter.

(d)          The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date, (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Tax Law) executed on or prior to the Closing Date, (iii) intercompany transaction or excess loss account described in United States Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local, or foreign Tax Law), (iv) installment sale or open transaction disposition transaction made on or prior to the Closing Date, or (v) prepaid amount received on or prior to the Closing Date.

(e)          The Company is not a party to any agreement, contract, arrangement or plan that has resulted or would result, separately or in the aggregate, in the payment of any “excess parachute payments” within the meaning of Section 280G of the Code (without regard to the exceptions set forth in Sections 280G(b)(4) and (b)(5)(A)(ii) of the Code) as a result of the transactions contemplated by this Agreement. None of the shares of outstanding Capital Securities of the Company is subject to a “substantial risk of forfeiture” within the meaning of Section 83 of the Code. No portion of the Aggregate Consideration is subject to the Tax withholding provisions of Section 3406 of the Code, or of Subchapter A of Chapter 3 of the Code, or of any other provision of Law.

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(f)          The Company is not a party to, or member of, any joint venture, partnership, limited liability company, or other arrangement or contract which could be treated as a partnership for federal income Tax purposes. The Company has never filed a consent pursuant to Section 341(f) of the Code, relating to collapsible corporations and Section 341(f)(2) does not apply to any of the Assets. The Company is not, and has never been, a U.S. real property holding company (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(g)          The Company has not constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for Tax-free treatment under Section 355 of the Code (i) in the two (2) years prior to the date of this Agreement, or (ii) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated hereunder.

(h)          The Company has no net operating losses or other Tax attributes presently subject to limitation under Sections 382, 383 or 384 of the Code, or the federal consolidated return regulations (other than limitations imposed as a result of the transactions contemplated herein). The Company has not made or agreed to make any adjustment under Section 481(a) of the Code (or any corresponding provision of state, local or foreign Tax Law) by reason of a change in accounting method or otherwise).

(i)          The Company does not own, directly or indirectly, any interests in an entity that has been or would be treated as a “passive foreign investment company” within the meaning of Section 1297 of the Code or as a “controlled foreign corporation” within the meaning of Section 957 of the Code. The Company is not and has never been a “personal holding company” within the meaning of Section 542 of the Code.

(j)          The Company is not a party to any Tax sharing agreement or similar arrangement (including an indemnification agreement or arrangement). The Company has never been a member of a group filing a consolidated federal income Tax Return or a combined, consolidated, unitary or other affiliated group Tax Return for state, local or foreign Tax purposes. The Company has no Liability for the Taxes of any Person (other than the Company) under Treasury Regulation Section 1.1502-6 (or any corresponding provision of state, local or foreign Tax Law), or as a transferee or successor, or by contract, or otherwise.

(k)          The unpaid Taxes of the Company do not, as of the Closing Date, exceed the reserve for actual Taxes (as opposed to any reserve for deferred Taxes established to reflect timing differences between book and Tax income) as shown on the Interim Financial Statements.

(l)           Section 3.15(l) of the Disclosure Schedule hereto contains a list of all jurisdictions (whether foreign or domestic) to which any Tax is properly payable by the Company. No Claim has ever been made, currently exists or is pending, or has or can be threatened by a Tax Authority in a jurisdiction where the Company does not file Tax Returns that the Company, does not have, and is, or may be subject to Tax in that jurisdiction, and there is no basis therefor. The Company does not have and never had a permanent establishment or other taxable presence in any foreign country, as determined pursuant to applicable foreign Law and any applicable Tax treaty or convention between the United States and such foreign country.

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(m)          The Company has delivered to Purchaser true, correct and complete copies of all income Tax Returns, examination reports and statements of deficiencies, with respect to the Company for all Tax years ending on or before January 31, 2014. The Company has delivered to Purchaser true, correct and complete financial information for the Company for the Stub Period prepared by the Company’s outside accountant in accordance with the Code. Section 3.15(m) of the Disclosure Schedule sets forth the following information with respect to the Company as of the most recent practicable date (as well as on an estimated pro forma basis as of the Closing giving effect to the consummation of the transactions contemplated herein): (i) the amount of any net operating loss; (ii) net capital loss; (iii) unused investment or other credit; (iv) unused foreign Tax; or (v) excess charitable contribution of the Company.

(n)          For purposes of this Section 3.15, below, any reference to the Company shall be deemed to include any Person that merged with or was liquidated into the Company.

3.16       Environmental Compliance. Except as disclosed in Section 3.16 of the Disclosure Schedule:

(a)          the use of the Real Property currently or formerly owned, Leased, occupied or operated by the Company, or any of its predecessors, the occupancy and operation thereof by the Company, or any of its predecessors and the conduct of operations and other activities at such locations by the Company or any of its predecessors have been and are in compliance with applicable Environmental Laws;

(b)          the Company holds and is in compliance with the Authorizations required by any Governmental Authority under Environmental Laws applicable to the conduct of the Business, as presently conducted;

(c)          the Company has not received any written notice of any pending or threatened Action by any Person or Governmental Authority alleging a violation of or Liability under any Environmental Law including those arising from the ownership, lease, operation or occupation of any Real Property by the Company, or any of its predecessors, or any Real Property previously owned, leased, occupied or operated by the Company, or any of its predecessors, the conduct of operations and other activities at any location by the Company, or any of its predecessors, or the transportation, treatment, storage or disposal of Hazardous Substances or arrangement for same at any location;

(d)          there has been no release of any Hazardous Substance in, on, under or emanating from any Real Property owned, leased, occupied or operated by the Company, or any of its predecessors, or, to the Knowledge of the Company, in, on, under or emanating from any Real Property previously owned, leased, occupied or operated by the Company, or any of its predecessors, that is in violation of or is reasonably likely to lead to any Liability arising under any Environmental Law;

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(e)          Neither the Company nor any of its predecessors have transported, treated, stored or disposed or arranged for the transportation, treatment, storage or disposal of any Hazardous Substances to any location that has resulted in a Liability or is reasonably likely to lead to any Liability to the Company under applicable Environmental Laws; and

(f)          the Company has disclosed to Purchaser all material environmental matters related to the Company or any of its predecessors and has provided to Purchaser a true, correct and complete copy of every environmental report, study or document within its possession that relates in any manner to any Real Property currently or formerly owned, Leased, operated or occupied by the Company or any of its predecessors, the occupancy or operation thereof by the Company or any of its predecessors, or the conduct of operations and other activities at such locations by the Company or any of its predecessors, each of which is listed in Section 3.16(f) of the Disclosure Schedule.

3.17       Litigation. Except as set forth in Section 3.17 of the Disclosure Schedule, there are no (and in the past there have been no) Actions or Orders which are (or have been) existing, pending or threatened by or against the Company, or its Business or Assets, or against any of the past or present officers, directors or employees of the Company with respect to their activities on behalf of the Company, and to the Knowledge of the Company, there exists no basis for any of the foregoing. Section 3.17 of the Disclosure Schedule also identifies all such Actions or Orders which have been settled by the Company and the remaining Liability under the related settlement agreements. The Company is not engaged in any Action seeking to enjoin or restrain the activities of any other Person, for declaratory relief or seeking to recover monies due it for damages sustained by it. Except as set forth in Section 3.17 of the Disclosure Schedule, all of the matters listed on Section 3.17 of the Disclosure Schedule are covered by insurance. There are no Actions pending or threatened that would give rise to any right of indemnification on the part of any past or present director or officer of the Company or the heirs, executors or administrators of such director or officer.

3.18       Material Agreements.

(a)          Section 3.18(a) of the Disclosure Schedule contains a true, correct and complete list, as of the date of this Agreement, of the following Contracts to which the Company is a party or by which the Company is bound (collectively, the “Material Agreements”):

(i)          all employment, termination, collective bargaining, retention, change in control compensation and bonus Contracts and plans, and all Contracts and plans providing for stock options or stock purchases, stock appreciation rights, pensions, severance payments, deferred or incentive compensation, retirement payments or profit sharing or other similar employee benefits, with any current or (to the extent the Company has ongoing obligations under such Contracts) former employee, officer, director, shareholder or consultant of the Company;

(ii)         all Contracts for the engagement of any consultant or independent contractor;

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(iii)        all Contracts for the purchase of materials or supplies having a remaining obligation as of the date of this Agreement in excess of Ten Thousand Dollars ($10,000);

(iv)         all Contracts for capital expenditures under which the Company as of the date of this Agreement has remaining obligations in excess of Ten Thousand Dollars ($10,000) each;

(v)          any Contracts containing covenants not to compete or not to solicit employees or customers (A) restricting other Persons for the benefit of the Company or (B) restricting the Company for the benefit of a third party;

(vi)         any Contracts with most favored nation terms, including pricing or rate adjustment obligations;

(vii)        Contracts under which the Company is obligated to indemnify any Person other than agreements entered into in the Ordinary Course of Business;

(viii)       Contracts to loan money or extend credit to any other Person;

(ix)         all joint venture or partnership Contracts, whether or not involving a sharing of profits, or other Contracts involving sharing of profits, Losses, Business or opportunities with any Person;

(x)          Contracts relating to the settlement or compromise of any Actions or Orders disclosed on Section 3.17 of the Disclosure Schedule;

(xi)         Contracts constituting Affiliate Agreements;

(xii)        Contracts relating to the acquisition, sale, disposition or transfer of all or any substantial portion of the Assets or Capital Securities of the Company, any other Person (whether by way of merger, consolidation or otherwise) other than inventory in the Ordinary Course of Business;

(xiii)       Leases;

(xiv)       any dealer, distributor, OEM (original equipment manufacturer), VAR (value added reseller), sales representative or similar Contract under which any third party is authorized to sell, sublicense, lease, distribute, market or take orders for any of its products, services or technology;

(xv)         any Contract providing for the development of any software, content (including textual content and visual, photographic or graphics content), technology or Intellectual Property for (or for the benefit or use of) it, or providing for the purchase by or license to (or for the benefit or use of) it of any software, content (including textual content and visual, photographic or graphics content), technology or Intellectual Property, which software, content, technology or Intellectual Property is in any manner used or incorporated (or is contemplated by it to be used or incorporated) in connection with any aspect or element of any product, service or technology of it;

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(xvi)        each Contract evidencing Indebtedness, including any loan or credit agreement, promissory note, security agreement, guaranty, indenture, mortgage, pledge, conditional sale or title retention agreement, equipment obligation, Lease purchase agreement, currency exchange, commodities or other hedging arrangement (including all guaranties issued by any shareholder relating to the Company);

(xvii)      each Contract for the disposition of any significant portion of the Assets or Business (other than sales of inventory in the Ordinary Course of Business);

(xviii)     each Contract that relates to any intellectual or intangible property (including the Intellectual Property);

(xix)        each Contract in which the Company has agreed, for a specified or unlimited period of time, to maintain a facility in a certain geographic area, to maintain a certain number of employees, to invest or expend a certain monetary amount, or to accept any other similar affirmative obligation with respect to the operation of its Business;

(xx)         each Contract for the cleanup, abatement or other actions in connection with any Hazardous Substance, the remediation of any existing environmental Liability, violation of any Environmental Law or relating to the performance of any environmental audit or study;

(xxi)        each Contract under which the consequences of a default or termination could or could reasonably be expected to have a Material Adverse Effect;

(xxii)      each Contract with (A) any Governmental Authority or (B) any Person in connection with such Person’s Contract with any Governmental Authority;

(xxiii)     each collective bargaining or union Contract relating to the Company or the Company Employees;

(xxiv)     each Contract for the employment of any individual, or any consulting, retention bonus, indemnification or severance Contract;

(xxv)      any Contract that grants any exclusive rights, rights of refusal, rights of first negotiation or similar rights to any Person;

(xxvi)      any Contract relating to the sale, issuance, grant, exercise, award, purchase, repurchase or redemption of any shares of the Company Common Stock or other securities or any options, warrants or other rights to purchase or otherwise acquire any such Company Common Stock, other securities or options, warrants or other rights therefor;

(xxvii)     any Contract of guarantee, support, indemnification, assumption or endorsement of, or any similar commitment with respect to, the obligations, Liabilities or Indebtedness of any other Person;

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(xxviii)    any Contract that involves the sharing of profits with other Persons or the payment of royalties to any other Person;

(xxix)      any Contract containing any support, maintenance or service obligations on the part of the Company;

(xxx)        any Contract that relates to any interest rate or currency, swap, cap, collar or other derivative or hedging arrangement;

(xxxi)      each Contract that contains any confidentiality obligations binding on the Company;

(xxxii)     any Contract that is material to the Company, or its Business, operations, financial condition, properties or Assets;

(xxxiii)    any other Contract which (A) is not cancelable on thirty (30) days or less notice without any penalty or other financial obligation and (B) involves or is reasonably expected to involve aggregate payments by or to the Company of Ten Thousand Dollars ($10,000) or more during the 2013 or 2014 calendar years, and in the aggregate of those years; or

(xxxiv)    to the extent not covered above, any other Contract material to the Company or its Businesses.

(b)          Each of the Material Agreements is in full force and effect and constitutes a valid and binding obligation of the Company, and, the other party thereto, and each such Material Agreement is enforceable in accordance with its terms. The Company has provided to Purchaser true, correct and complete copies of all Material Agreements, including all amendments, modifications or supplemental arrangements with respect thereto, and there have been no amendments, modifications or supplemental arrangements to or with respect to any Material Agreement. Section 3.18(a) of the Disclosure Schedule includes with respect to each Material Agreement the names of the parties, the date thereof, and its title or other general description. There is no event which has occurred or existing condition (including the execution and delivery of this Agreement and the consummation of the transactions contemplated hereunder) which constitutes or which, with notice, the happening of an event and/or the passage of time would constitute a breach, default or event of default by the Company under any Material Agreement or would cause the acceleration of any obligation of the Company under any Material Agreement, or give rise to any right or termination or cancellation of any Material Agreement by any party other than the Company, nor does the Company have Knowledge of, and the Company has not received notice of, or made a Claim with respect to, any breach or default of any Material Agreement by any other party thereto.

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3.19       Intellectual Property.

(a)          Section 3.19(a) of the Disclosure Schedule lists as of the date hereof, (i) all Intellectual Property, registered or unregistered, which is owned by the Company other than “shrink-wrapped” or “off-the-shelf” software licenses licensed by the Company and specifies, where applicable, the jurisdictions in which each such item of the Intellectual Property has been issued or registered and (ii) any Claim, opposition, reexamination, interference proceeding, nullity action, reissue proceeding, post-grant review procedure, cancellation, objection, Claim or other equivalent Claim pending or, asserted with respect to any Intellectual Property. All registered Intellectual Property set forth on Section 3.19(a) of the Disclosure Schedule has been duly registered with or issued by the (x) United States Patent and Trademark Office (“USPTO”), (y) United States Copyright Office, or (z) an ICANN approved domain name registrar or the corresponding offices of any other country, state, or other jurisdiction, and are valid and subsisting and have been properly maintained or renewed in accordance with all applicable provisions of Law.

(b)          The Company is the owner of all right, title and interest in and to the Intellectual Property, free and clear of all Liens, and/or has the right to use the Intellectual Property. Section 3.19(b) of the Disclosure Schedule contains a true, correct and complete list of all agreements, licenses, royalty agreements, and other rights granted by the Company to any third party with respect to any Intellectual Property and all licenses, agreements, and other rights granted by any third party to the Company with respect to any Intellectual Property (other than “shrink-wrapped” or “off-the-shelf” software licenses licensed by the Company), in each case identifying the subject Intellectual Property. Except as otherwise set forth on Section 3.19(b) of the Disclosure Schedule, no royalties, fees, or other material consideration are payable by the Company to any Person by reason of the ownership or use of any of the Intellectual Property. There are no outstanding or threatened disputes or disagreements with respect to the Intellectual Property or any such agreement, licenses, royalty agreements or other rights affecting the Intellectual Property.

(c)          The Company is not currently using and it will not be necessary for the Company to use any Intellectual Property of any of its consultants, advisors, or Company Employees developed, invented or made, concurrent with or prior to their employment by the Company except for any such Intellectual Property that has been assigned to the Company. No present or former consultant, advisor, or Company Employee, and no other Person owns or has any proprietary, financial or other interest, direct or indirect, in whole or in part, in any Intellectual Property used by the Company in connection with the Business.

(d)          No Loss or expiration of any Intellectual Property owned by or used by the Company is threatened in writing, or, to the Knowledge of the Company, pending or reasonably foreseeable. All items of Intellectual Property are valid, subsisting, enforceable, in full force and effect, and have not been or are not, as applicable, cancelled, expired, abandoned, permitted to lapse or otherwise terminated, and payment of all renewal and maintenance fees in respect thereof, and all filings related thereto, have been duly made. No patent applications owned or licensed by the Company would be unenforceable or invalid if issued as patents. All necessary documents, recordations and certificates in connection with such Intellectual Property have been filed with the relevant agencies or jurisdictions for the purposes of prosecuting, maintaining and/or perfecting such Intellectual Property. All Intellectual Property that describe inventions necessary to conduct the Businesses of the Company have been duly and properly filed (have been accorded filing dates and serial numbers and assignments have been recorded for each listed inventory) or caused to be filed with the USPTO as well as applicable foreign and international patent authorities. In connection with the filing of the Intellectual Property, all references known to the Company and relevant to the patentability of the inventions claimed in such applications have been disclosed to those patent offices so requiring. The Company has met its duty of candor and good faith to the USPTO or similar foreign authority for the Intellectual Property. No material misrepresentation has been made to the USPTO or similar foreign authority by or in connection with the Intellectual Property. The Company is not aware of any facts material to a determination of patentability regarding the Intellectual Property which has not been called to the attention of the USPTO or similar foreign authority. The Company has no Knowledge of any facts that would preclude the Company from having clear title to the Intellectual Property. The Company is diligently prosecuting all Intellectual Property it has filed.

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(e)          (i) There have been no written Claims made against the Company asserting the ownership, invalidity, misuse or unenforceability of any of the Intellectual Property owned or used by the Company, (ii) the Company has not received any written notices of any infringement or misappropriation by, or in conflict with, any third party with respect to any Intellectual Property (including any demand or request that the Company license any rights from a third party), (iii) the Company has not infringed, misappropriated or conflicted with and does not infringe, misappropriate or conflict with any Intellectual Property of other Persons, and (iv) no Person has infringed upon or is currently infringing upon any Intellectual Property of the Company.

(f)          To the Company’s Knowledge, no Person has gained unauthorized access to such software or IT Assets or data stored thereon (including any customer data). To the Company’s Knowledge, the IT Assets are free of all “viruses”, “worms”, “trojan horses”, “time bombs”, “back doors”, and other infections or harmful routines designed to disrupt, disable, harm, distort or otherwise impede in any manner the legitimate operation of any IT Asset, or any other associated software, firmware, hardware, computer system or network. The Company has taken commercially reasonable actions to protect the confidentiality, integrity, and security of the IT Assets (and all information and transactions stored or contained therein or transmitted thereby) against any unauthorized use, access, interruption, modification or corruption.

(g)          The operation of the Business in the manner currently operated does not violate the CAN-SPAM Act.

3.20       ERISA.

(a)          Section 3.20(a) of the Disclosure Schedule sets forth a true, correct and complete list of (i) each “employee pension benefit plan” as defined in Section 3(2) of ERISA, (ii) each “employee welfare benefit plan” as defined in Section 3(1) of ERISA, and (iii) each bonus or other incentive compensation, stock option, stock purchase, stock or other equity-related award, restricted stock, phantom stock, deferred compensation, profit-sharing, severance pay, change in control, retention, salary continuation, sick leave, vacation pay, leave of absence, paid time off, loan, educational assistance, legal assistance, and other fringe benefit plan, program, agreement or arrangement, in each case which is maintained or contributed to by the Company for the benefit of any current or former Company Employee or director of the Company (and any eligible dependent and beneficiary thereof) or with respect to which the Company has any Liability (collectively, the “Benefit Plans”).

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(b)          The Company has performed and complied with its obligations under or with respect to the Benefit Plans, and each Benefit Plan complies and has been administered and operated in accordance with its terms and in compliance with all applicable Laws, including the Code and ERISA. All amendments and actions required to bring each of the Benefit Plans into conformity with all of the applicable provisions of ERISA, the Code and other applicable Laws have been made or taken. There are no audits or proceedings initiated pursuant to the IRS Employee Plans Compliance Resolution System or similar proceedings pending with the Internal Revenue Service or the United States Department of Labor with respect to any Benefit Plan.

(c)          None of the Benefit Plans is a “multiemployer plan” within the meaning of Section 3(37) of ERISA, and neither the Company nor any of its ERISA Affiliates have maintained, been required to contribute to or been required to pay any amount with respect to a “multiemployer plan” at any time. None of the Benefit Plans is subject to Title IV of ERISA or to the funding requirements of Section 412 of the Code or Section 302 of ERISA, and neither the Company nor any of its ERISA Affiliates have ever had any obligation to or Liability for (contingent or otherwise) any such Benefit Plan. Each Benefit Plan and its related trust intended to be qualified under Sections 401(a) and 501(a) of the Code, respectively, has so qualified and has received a favorable determination letter from the Internal Revenue Service. The Company has provided to Purchaser copies of the most recent favorable determination letters. To the Knowledge of the Company, no event has occurred with respect to such Benefit Plan since the date of such determination letter that could cause the loss of such qualification or the imposition of Liability, penalty or Tax under ERISA or the Code. There is no pending or, to the Knowledge of the Company, threatened Action relating to the Benefit Plans, the assets of any trust under any Benefit Plan, or the plan sponsor, plan administrator or any fiduciary of any Benefit Plan with respect to the administration or operation of such Benefit Plan, other than routine Claims for benefits, and, to the Knowledge of the Company, there are no facts or circumstances which would reasonably be expected to form the basis for any such Action. Neither the Company nor any “party in interest” or “disqualified Person” with respect to any Benefit Plan, has engaged in a “prohibited transaction” within the meaning of Section 406 of ERISA or Section 4975 of the Code with respect to any Benefit Plan that could result in a Tax or penalty. No Benefit Plan or any fiduciary of any such Benefit Plan has (i) engaged in any transaction prohibited by ERISA or the Code, (ii) breached any fiduciary duty owed by it with respect to the Plans, or (iii) engaged in any transaction as a result of which the Company would be subject to any Liability pursuant to Sections 406 or 409 of ERISA or to either a civil penalty assessed pursuant to Section 502(i) or Section 502(l) of ERISA or a Tax imposed pursuant to Section 4975 of the Code.

(d)          All material contributions, Liabilities or expenses of any Benefit Plan (including workers’ compensation) for any period ending on or before the Closing Date which are not yet due have been paid or accrued on the relevant balance sheet on or prior to the Closing Date.

(e)          Except for health care continuation requirements under Section 4980B of the Code and Part 6 of Subtitle I of ERISA or applicable state Law, the Company has no obligations for retiree health or retiree life benefits (whether or not insured) to any current or former Company Employee or director after his or her termination of employment or service with the Company. All premiums or other payments for all periods ending before the Closing Date that are due on or before such Closing Date from the Company have been paid with respect to each Benefit Plan.

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(f)          The consummation of the transactions contemplated by this Agreement will not (either alone or together with any other event, including a subsequent termination of employment or service) entitle any Company Employee or independent contractor of the Company to severance pay or accelerate the time of payment or vesting or trigger any payment of funding compensation or benefits under, or increase the amount payable or trigger any other material obligation pursuant to, any Benefit Plan.

(g)          Section 3.20(g) of the Disclosure Schedule lists all “nonqualified deferred compensation plan” (within the meaning of Section 409A of the Code) to which the Company is a party. Each such non-qualified deferred compensation plan to which the Company is a party complies with the requirements of paragraphs (2), (3) and (4) of Section 409A(a) by its terms and has been operated in accordance with such requirements. No event has occurred that would be treated by Section 409A(b) as a transfer of property for purposes of Section 83 of the Code.

3.21       Employees.

(a)          Section 3.21(a) of the Disclosure Schedule lists the names, dates of hire, annual compensation and job description of all Persons employed by the Company as of the date hereof who provide any services for the benefit of the Business, and indicates for each such Person whether he or she is dedicated fully or part-time to the Business. The Company is not a party to or subject to any collective bargaining agreements. Except as set forth in Section 3.21(a) of the Disclosure Schedule, the Company has no written or oral Contracts of employment with any of the Company Employees, other than oral employment agreements terminable at will without penalty. No consent of any union (or any similar group or organization) is or was required in connection with the consummation of the transactions contemplated by this Agreement. There are no pending or, to the Knowledge of the Company, threatened (i) employment discrimination charges or complaints against or involving the Company before any Governmental Authority; (ii) unfair labor practice charges or formal complaints, disputes or grievances affecting the Company; (iii) union representation petitions respecting the Company Employees; (iv) efforts being made to organize any of the Company Employees; or (v) strikes, slow downs, work stoppages, or lockouts or, to the Knowledge, threats thereof affecting the Company.

(b)          The Company is in compliance with Laws and Orders relating to the employment of labor, including Laws and Orders relating to wages, hours, collective bargaining, discrimination, civil rights, occupational safety and health, workers’ compensation and the collection and payment of withholding and/or social security Taxes and other Taxes. There are no Actions against the Company pending or, to the Knowledge of the Company, threatened to be brought or filed with any public authority, Governmental Authority, arbitrator or court based on, arising out of, in connection with, or otherwise relating to the employment or termination of employment or services by the Company of any individual, including the Civil Rights Laws, Americans with Disabilities Act, Age Discrimination in Employment Act (as amended by the Older Workers Benefit Protection Act), Pregnancy Discrimination Act, Equal Pay Act, Fair Labor Standards Act, WARN and Family and Medical Leave Act, and, to the Knowledge of the Company, there are no facts or circumstances which would reasonably be expected to form the basis for any of the foregoing.

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3.22       Insurance.

(a)          Section 3.22(a) of the Disclosure Schedule sets forth a true, correct and complete list of all insurance policies maintained as of the date of this Agreement by or on behalf of the Company, relating to its Business, the Company Employees, directors and/or Assets, indicating the type of coverage, name of insured, name of insurance carrier or underwriter, premium thereon, policy limits, deductibles/retentions and expiration date of each policy, and sets forth a list of all Claims made under such policies. All such insurance policies are in full force and effect, and the Company is not in default with respect to its obligations under any such insurance policy so as to cause a loss of coverage. The Company has not received written notice of cancellation or termination in respect of any such policy and to the Knowledge of the Company there is no basis for any such cancellation, termination or loss of coverage.

(b)          There have been no time periods in which the Company lacked its customary coverage under the insurance policies of the Company as in effect from time to time during their existence (the “Applicable Policies”). All incidents or Claims that have been incurred by the Company and are covered by the Applicable Policies have been properly reported to the Company’s insurance carriers, and no reservation of rights letters have been issued by such carriers.

3.23       Broker Fee. No Person will be entitled to receive any brokerage commission, finder’s fee, fee for financial advisory services or similar compensation in connection with the transactions contemplated by this Agreement based on any Contract made by or on behalf of the Company or the Shareholders.

3.24       Sale Bonuses. The Company does not have any obligation to pay any bonuses or award any compensation or other rights to payment to any Person, which may be contingent upon or triggered by the consummation of the transactions contemplated by this Agreement.

3.25       Powers of Attorney. Except as disclosed in Section 3.25 of the Disclosure Schedule, no Person holds a power of attorney to act on behalf of the Company.

3.26       Affiliated Transactions.

(a)          Except as set forth in Section 3.26(a) of the Disclosure Schedule (which discloses all material terms thereof), no Company Employee, officer, director, Shareholder, or Affiliate of the Company or, to the Knowledge of the Company, any Family Member or Affiliate of any such Person, is, or has been at any time, a party to any Contract, commitment or transaction with the Company (the “Affiliate Agreements”) or has (or has had at any time) any interest in any property owned or used by the Company or in any business that competes with the Company. All of the Affiliate Agreements have been properly terminated, and the Company shall have no Liability thereunder.

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(b)          Except as set forth in Section 3.26(b) of the Disclosure Schedule, the Company has not been and is not a party to any Contract, transaction, arrangement or course of dealing with any Related Party.

(c)          The Company has not, and has never been deemed to have for purposes of any Law, (i) acquired or have the use of property for proceeds greater than the fair market value thereof, (ii) received services or have the use of property for other consideration than the fair market value thereof, or (iii) received interest or any other amount other than at a fair market value rate, in each case from any Person with whom it does not deal at arm’s length within the meaning of applicable Taxation acts. The Company has not, and has never been deemed to have for purposes of any Law, (x) disposed of its property for proceeds less than the fair market value thereof, (y) performed services for other consideration than the fair market value thereof or (z) paid interest or any other amount other than at a fair market value rate, in each case to any Person with whom it does not deal at arms’ length within the meaning of applicable Taxation acts.

3.27       Suppliers and Vendors. The existing suppliers and vendors of the Company are listed in Section 3.27 of the Disclosure Schedule and are adequate for the operation of the Company as presently conducted. Since the Balance Sheet Date (i) the Company has not received any notice or threat of any change in relations with any of the suppliers or vendors of the Company, and (ii) the Company has not received from any of the suppliers or vendors of the Company any notice of termination or alteration of any Contract or Business relationship governed thereby and no notice of termination, violation or amendment has been received by the Company.

3.28       Inventory. All Inventory of the Company used or useful in the conduct of the Business, including raw materials, work-in-process and finished goods, reflected on the Financial Statements or acquired since the date of the Interim Financial Statement was acquired, has been maintained and is usable and saleable by the Company in the Ordinary Course of Business; is of good and merchantable quality, fit for the purposes for which it was procured or manufactured, conforms to the specifications established therefor, has been procured or manufactured in accordance with all applicable Laws; is valued at the lower of cost or market and otherwise in accordance with past practices consistently applied is useable or saleable at market prices that are not less than the book value amounts thereof or the price customarily charged by the Company therefor (whichever is greater). All Inventory of the Company designated as work-in-process has been and created only in the Ordinary Course of Business. The Company is under no Liability with respect to the return of Inventory of such Person in the possession of wholesalers, distributors or other customers.

3.29       Customers. Section 3.29 of the Disclosure Schedule contains a true, correct and complete list of all customers of the Company based on revenues during the twelve (12) months ended the Balance Sheet Date, together with the aggregate amount of revenues attributable to such customer for each such period. With respect to the customers listed in Section 3.29 of the Disclosure Schedule, to the Knowledge of the Company, no such customer intends to terminate or materially reduce its purchases from the Company, or materially alter the terms of such purchases, whether by reason of the consummation of the transactions contemplated by this Agreement or otherwise.

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3.30       Current Customer Projects. Section 3.30 of the Disclosure Schedule contains a true, correct and complete list of all current customer projects (the “Current Customer Projects”). To the Knowledge of the Company, there are no Current Customer Projects other than those set forth in Section 3.30 of the Disclosure Schedule.

3.31       Accounts Receivable. The Accounts shown on the Interim Financial Statement and the Accounts of the Company arising after the date of the Interim Financial Statement and prior to the Closing Date arose from bona fide transactions in the Ordinary Course of Business and have been collected or will be collectible by the Company in the book amounts thereof. None of such Accounts are subject to any Claim of offset or recoupment or counterclaim, and the Company has no Knowledge of any facts that would reasonably be expected to give rise to any such Claim. No amount of such Accounts is contingent upon the performance by the Company of any obligation and no agreement for deduction or discount or any type of credit has been made with respect to any such Accounts. No Account debtor of the Company has proposed any discount or reduction with respect to such account debtor’s Accounts. All of the Accounts of the Company are reflected properly according to GAAP, as adjusted according to the methodology outlined in Section 3.9(a)(iii) of the Disclosure Schedule, on the Interim Financial Statements and on the Books and Records and represent valid obligations arising from sales actually made or services actually performed. No portion of the Accounts is required or expected to be paid to any Person other than the Company. The Accounts are current and collectible net of any reserves specifically applicable thereto shown on the Balance Sheet forming a part of the Interim Financial Statements.

3.32       Books and Records.

(a)          The Company has made and kept and given Purchaser access to business records, financial books and records, accounts, sales order files, purchase order files, engineering order files, warranty and repair files, supplier lists, customer lists, dealer, representative and distributor lists, studies, surveys, analyses, strategies, plans, forms, designs, diagrams, drawings, specifications, technical data, lab notebooks, production and quality control records and formulations (the “Books and Records”) which, in reasonable detail, accurately and fairly reflect the activities of the Company in all material respects. The Company has not engaged in any transaction, maintained any bank account or used any corporate funds except as reflected in its normally maintained Books and Records.

(b)          The Books and Records (i) are true, correct and complete, (ii) have been maintained in accordance with good business practices on a basis consistent with prior years, and (iii) accurately and fairly reflect the basis for the Financial Statements.

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3.33       Warranties; Customer Offerings. Section 3.33 of the Disclosure Schedule sets forth a description of all product warranties and guaranties given by the Company (together with product warranties and guaranties given by any of its predecessors (or any other Person for whose conduct any of them are or may be responsible), the “Product Warranties”). Each Customer Offering meets, and at all times has met, all standards for quality and workmanship prescribed by Law, industry standards (if any), contractual agreements and the product literature provided by the Company, or any of its predecessors. Except as described in Section 3.33 of the Disclosure Schedule: (a) no Claims have been made or are, to the Knowledge of the Company, threatened under the Product Warranties; (b) there exists no event or circumstance, which after notice or the passage of time or both, might create or result in Liabilities under any of the Product Warranties in excess of the lesser of (i) the Liabilities incurred under such Product Warranties on average since the date that is three (3) years preceding the date of this Agreement and (ii) the reserves on the Closing Balance Sheet which on their face are specifically and expressly designated for Product Warranty Claims; (c) there have been no statements, citations or decisions by any Governmental Authority or any Product testing laboratory stating that any Customer Offering is unsafe or fails to meet any standards promulgated by such Governmental Authority or testing laboratory; (d) there is no design, manufacturing or other defect in any model or type of Product or Product specification for any Customer Offering; and (e) there have not been any mandatory or voluntary product recalls with respect to any Customer Offering and there is no fact relating to any Customer Offering that may impose a duty on the Company to recall any Customer Offering or warn customers of a defect in any such Customer Offering. The Company has no Liability arising out of any injury to individuals or property as a result of the ownership, possession or use of any Customer Offering provided by the Company, or any of its predecessors (or any other Person for whose conduct any of them are or may be responsible). No Product Liability Claims relating to the Business involving amounts in excess of Ten Thousand and 00/100 ($10,000.00) Dollars have occurred since the date that is three (3) years preceding the date of this Agreement.

3.34       Bank Accounts; Powers of Attorney. Section 3.34 of the Disclosure Schedule sets forth a true, correct and complete list of all bank accounts, safe deposit boxes and lock boxes of the Company, including, with respect to each such account, safe deposit box and lock box, the names in which such accounts or boxes are held and identification of all Persons authorized to draw thereon or have access thereto. Section 3.34 of the Disclosure Schedule also sets forth the name of each Person holding a general or special power of attorney from the Company and a description of the terms of such power. All such power of attorney or similar authority will be revoked as of the Effective Time. Other than the Persons listed in Section 3.34 of the Disclosure Schedule, no Person holds any power of attorney or similar authority from the Company.

3.35       Unlawful Payments. Neither the Company, nor any of its predecessors (or any other Person for whose conduct any of them are or may be responsible), nor any director, officer, Company Employee, shareholder, agent or representative of the Company, or any of its or their predecessors (or any other Person for whose conduct any of them are or may be responsible) has directly or indirectly: (a) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback or other payment to any Person, private or public, regardless of what form, whether in money, property or services (i) to obtain favorable treatment for the Company or the Business or to secure Contracts, (ii) to pay for favorable treatment for the Company or the Business or for Contracts secured, (iii) to obtain special concessions for the Company or the Business or for special concessions already obtained, or (iv) in violation of any Law and/or legal requirement; (b) established or maintained any fund or asset that has not been recorded in the Books and Records; or (c) accepted or received any unlawful contributions, payments, gifts or expenditures.

3.36       Backlog. Section 3.36 of the Disclosure Schedule sets forth a true, correct and complete list of all pending customer orders, by customer, as of a date not more than five (5) Business Days prior to the date of this Agreement. The list of all pending customer orders, by customer, that the Company delivers to Purchaser at the Closing pursuant to Section 6.2(c)(ix), below, shall be true, correct and complete. All customer orders of the Company were entered into in the Ordinary Course of Business. No such customer orders are at prices which, based on the past experience of the Company and current and anticipated costs, are or can reasonably be expected to result in a material Loss to the Company.

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3.37       Exchange Act Reports. The Company holds no treasury shares. The Company is not required to file reports nor required to register under the Exchange Act.

3.38       Disclosure. This Agreement, the Disclosure Schedule, and all other written agreements, lists, schedules, instruments, exhibits, documents, certificates, reports, statements, writings and other information furnished to Purchaser pursuant hereto or in connection with this Agreement or the transactions contemplated by this Agreement, are true, correct and complete. No statement herein, or in the Disclosure Schedule, contain any untrue statement of a material fact, in light of the circumstances under which it was made, or omits to state any material fact necessary to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading.

3.39       Completeness of Documents. Each document the Company has delivered or made available to Purchaser, its counsel and other advisors in connection with their due diligence review of the Company was in all respects a true, correct and complete copy of such document.

3.40       Product Liability.

(a)          (i) There is no Action against the Company before any Governmental Authority against or involving any products manufactured, produced, distributed or sold by or on behalf of the Company (including any ingredients, parts or components) (collectively, “Products”) or, to the Knowledge of the Company, class of Actions or lawsuits involving the same or similar Product which is pending or, to the Knowledge of the Company, threatened, resulting from an alleged defect in efficacy, design, manufacture, materials or workmanship of any Product, or any alleged failure to warn, or from any breach of implied warranties or representatives; (ii) to the Knowledge of the Company, there has not been any Occurrence (as hereinafter defined); and (iii) there has not been, nor is there under consideration or investigation by the Company, any Product rework or retrofit conducted by or on behalf of the Company.

(b)          For purposes of this Section 3.40, the term “Occurrence” shall mean any accident, happening or event which takes place at any time which is caused or allegedly caused by any alleged hazard or alleged defect in manufacture, design, materials or workmanship including any alleged failure to warn or any breach of express or implied warranties or representations with respect to, or any such accident, happening or event otherwise involving, any Product that is likely to result in a Action or Loss

3.41       Interest in Assets. Except as disclosed in Section 3.41 of the Disclosure Schedule, no shareholder (including the Shareholders), nor any Affiliate thereof owns any assets, property, or rights, tangible or intangible, used in or related, directly or indirectly, to the Business.

3.42       Outstanding Checks. Notwithstanding anything to the contrary herein or in the Disclosure Schedule, as of the Closing, each checking account maintained by the Company has a balance equal to or in excess of the aggregate amount of all outstanding checks or other withdrawals against such checking account.

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3.43       Resignation of Directors and Officers. The Persons holding the positions of a director or corporate officer of the Company, in office immediately prior to the Effective Time, have resigned from such positions in writing, with such resignations to be effective as of the Effective Time. Moreover, no such Persons holding the positions of a director or corporate officer of the Company is or has been a Company Employee.

3.44       Consents. Except as set forth in Section 3.44 of the Disclosure Schedules, no consents of any Governmental Authority, foreign or domestic, and of other parties are required to be received by or on the part of the Company and/or either Shareholder to enable it and/or either of them to enter into and carry out this Agreement and the transactions contemplated hereby.

Article 4
REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser and Merger Sub, jointly and severally, hereby represent and warrant to the Shareholders and the Company as follows:

4.1         Organization and Business; Power and Authority; Effect of Merger.

(a)          Purchaser is a corporation duly organized, validly existing and in good standing under the Laws of the State of Florida. Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of the State of Washington.

(b)          Each of Purchaser and Merger Sub has all requisite power and authority necessary to enable it to execute and deliver, and to perform its obligations under this Agreement and all of the other documents, instruments and agreements contemplated herein to which it is a party; and the execution, delivery and performance by Purchaser and Merger Sub of this Agreement and all of the other documents, instruments and agreements contemplated herein to which each is a party have been duly authorized by all requisite action on the part of Purchaser and Merger Sub, respectively. This Agreement and all of the other documents, instruments and agreements contemplated herein to which each of Purchaser and Merger Sub is a party has been, or will have been, duly executed and delivered by Purchaser and Merger Sub, respectively, and constitutes or will constitute a legal, valid and binding obligation of each of Purchaser and Merger Sub, respectively, enforceable against each of Purchaser and Merger Sub, respectively, in accordance with their terms.

4.2         No Violations. The execution, delivery and performance by Purchaser and Merger Sub of this Agreement and all of the other documents, instruments and agreements contemplated herein to which each of Purchaser and Merger Sub is a party and the consummation by Purchaser and Merger Sub of the transactions contemplated hereby, do not, and will not: (a) constitute a violation or breach of or default under or give rise to (or give rise after the giving of notice, the passage of time or both) a material right of termination, cancellation or acceleration of any obligation of Purchaser or Merger Sub or to a material Loss of any benefit to which Purchaser or Merger Sub is entitled under any provisions of (i) their respective Charter Documents, (ii) any material Law, judgment, injunction, Order or decree binding upon Purchaser or Merger Sub, or (iii) assuming compliance with the requirements referred to in Section 3.7, any material Contract binding upon Purchaser or Merger Sub or any material Authorization held by Purchaser or Merger Sub; or (b) result in the creation or imposition of any Liens on any asset of Purchaser or Merger Sub.

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4.3           Litigation. There is no Order or Action which exists, is pending or, to the knowledge of Purchaser or Merger Sub, threatened against Purchaser or Merger Sub which would give any third party the right to enjoin or rescind the transactions contemplated by this Agreement or otherwise permit Purchaser or Merger Sub from complying with the terms and provisions of this Agreement.

Article 5
COVENANTS

5.1           Cooperation in Litigation. In the event that a Claim is asserted against Purchaser or any of its Affiliates (including, after the Closing, the Company) with respect to the Business, the Company or any of the transactions contemplated by this Agreement, the Shareholders’ Representative and each Shareholder agrees to cooperate with Purchaser in the defense of such Claim. The Shareholders’ Representative shall consult with Purchaser regarding the defense of any Action against the Company relating to any of the transactions contemplated by this Agreement.

5.2           Public Announcements. No party to this Agreement will (and with respect to the Company, the Shareholders shall not cause or permit the Company to) issue any press release or make any other public disclosures concerning the transactions contemplated hereby or the terms of this Agreement without the prior consent of Purchaser.

5.3           Outstanding Checks. Notwithstanding anything to the contrary herein or in the Disclosure Schedule, the Company shall (and the Shareholders shall cause the Company to) ensure that, as of the Closing, each checking account maintained by the Company has a balance equal to or in excess of the aggregate amount of all outstanding checks or other withdrawals against such checking account.

5.4           Resignations of Directors and Officers. The Company shall (and the Shareholders shall cause the Company to) use commercially reasonable efforts to cause the Persons holding the positions of a director or corporate officer of the Company, in office immediately prior to the Effective Time, to resign from such positions in writing, with such resignations to be effective as of the Effective Time.

5.5           Cooperation with Financing. The Company shall (and the Shareholders shall cause the Company to) cooperate and provide each of the Purchaser, its current and prospective bank(s) or lender(s) and other sources of financing, or prospective lender(s), with such assistance, diligence, provision of documents, or information, as may reasonably be requested by any of them in connection with and relating to any and all financing contemplated by Section 6.2(m), below. Such assistance shall include making Company Employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder and shall include providing copies of any relevant diligence, documents or information. All of the foregoing shall be produced on a free and full basis.

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Article 6
CLOSING CONDITIONS

6.1         Conditions to Obligations of Each Party. The respective obligations of each party to consummate the Merger shall be conditioned upon, as of the Closing Date, (i) there not being in effect any Order of a Governmental Authority of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the Merger or modifying the Merger or this Agreement in a manner unacceptable to any of the parties, (ii) there being no Laws preventing or prohibiting the consummation of the Merger, (iii) all other consents and approvals (including the Shareholder Approval), including those from all Governmental Authorities required for consummation of the Merger having been obtained or received and being in full force and effect and all waiting periods required by applicable Law having expired or been earlier terminated.

6.2         Conditions to Obligations of Purchaser and Merger Sub. The obligation of Purchaser and Merger Sub to consummate the Merger shall be subject to the satisfaction of the following conditions precedent, any or all of which may be waived, in whole or in part, by Purchaser in writing:

(a)          The representations and warranties of each of the Shareholders contained in this Agreement shall be true, correct and complete as of the Closing Date;

(b)          Each of the agreements and covenants to be performed or satisfied by the Company and/or the Shareholders hereunder at the Closing Date, shall have been duly performed or satisfied in all respects;

(c)          The Shareholders and the Company shall (and the Shareholders shall cause the Company to) have delivered, or caused to be delivered, to Purchaser and Merger Sub each of the following executed documents, each in form and substance satisfactory to Purchaser:

(i)          a copy of resolutions of the board of directors of the Company authorizing the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, by the Company, as certified by the Company’s secretary;

(ii)         documentation of the Shareholder Approval authorizing the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, by the Company, as certified by the Company’s secretary;

(iii)        either a properly executed statement satisfying the requirements of Treasury Regulation Sections 1.897-2(h) and 1.1445-2(c)(3) in a form reasonably acceptable to Purchaser or certificates of non-foreign status from each Shareholder satisfying the requirements of Treasury Regulations Section 1.1445-2(b) in a form reasonably acceptable to Purchaser;

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(iv)         the Articles of Merger;

(v)          the Escrow Agreements and the documents contemplated thereby;

(vi)         resignations of (or certificates of appropriate corporate action removing) the Company’s officers and directors;

(vii)        the Restrictive Covenant Agreement (as defined in 6.2(h), below);

(viii)      the Releases;

(ix)         Exhibits D and E;

(x)          true, correct, and complete list of all pending customer orders, by customers, as of the Closing Date;

(xi)         the documents listed in Section 3.16(f) of the Disclosure Schedule; and

(xii)        the Termination of Oral and Written Agreements.

(d)          All of the Liens listed in Section 3.12(b) of the Disclosure Schedule shall have been terminated or released concurrently with the Closing, and the Company shall (and the Shareholders shall cause the Company to) have delivered to Purchaser evidence reasonably satisfactory to Purchaser of such terminations and/or Releases;

(e)          Each Shareholder shall have delivered to Purchaser a certificate, dated as of the Effective Time and signed by each Shareholder, to the effect that the conditions set forth in Section 6.1, above, as they relate to the Company, and the conditions set forth in Sections 6.2(a) and (b), above, have been satisfied;

(f)          The Company shall (and the Shareholders shall cause the Company to) have received all consents listed in Section 3.44 to the Disclosure Schedule;

(g)          Each Shareholder, Debtholder and Related Party of the Company shall have executed and delivered Releases and the Purchaser shall have received written evidence, acceptable to it, in its sole discretion, which shall be final, conclusive and binding, that the Company has no Indebtedness as of the Closing;

(h)          Robert E. Sterling has entered into and delivered the Restrictive Covenant Agreement;

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(i)          There shall not be any Law or any Action by any Governmental Authority or any other Person that, in the reasonable judgment of Purchaser, would be expected to, directly or indirectly: (i) makes illegal or enjoins, restrains or otherwise prohibits or materially delays consummation of the transactions contemplated by this Agreement or seeks to obtain damages or make more costly the consummation of the transactions contemplated by this Agreement; (ii) prohibits or limits the ownership or operation by Purchaser or its Affiliates of all or any portion of the Business or the Assets or compels Purchaser or any of its Affiliates to dispose of or hold separately all or any portion of the Business or Assets, or of Purchaser or any of its Affiliates, or seeks to impose any limitation on the ability of Purchaser or its Affiliates to conduct its respective business or own such assets; (iii) imposes material limitations on the ability of Purchaser and its Affiliates effectively to acquire, hold or exercise full rights of ownership of the Company; (iv) requires divestiture by Purchaser or its Affiliates of any of the Company, or its respective Businesses, Assets or equity interests; (v) requires divestiture by Purchaser or its Affiliates of any of its businesses or any of their equity interests; or (vi) results in Purchaser or any of its Affiliates suffering any material consequence or any material civil or any criminal penalty. There shall not be instituted or pending any Action by any Governmental Authority or any other Person that would reasonably be expected to result in, any of the consequences referred to in clauses (i) through (vi) of the previous sentence of this Section 6.2(i);

(j)          Purchaser, as agent for the Company’s security holders, shall have received a properly executed Foreign Investment and Real Property Tax Act of 1980 Notification Letter from the Company, in form and substance reasonably satisfactory to Purchaser, which states that shares of Company Common Stock do not constitute “United States real property interests” under Section 897(c) of the Code, for purposes of satisfying Purchaser’s obligations under Treasury Regulation Section 1.1445-2(c)(3);

(k)          Purchaser shall have received the Workland Opinion;

(l)          Merger Sub and Bob Sterling Enterprises, Inc. shall have executed and delivered the Transitional Services Agreement;

(m)          Purchaser shall have obtained financing, on terms satisfactory to Purchaser in its sole discretion, the exercise of which shall be final, conclusive and binding, in an amount sufficient to pay the Adjusted Merger Consideration and operate the Business following the Closing;

(n)          Purchaser shall have completed its own due diligence investigation of the operation of the Business, the results of which shall have been deemed satisfactory in the sole discretion of Purchaser, its agents, employees and representatives, which shall be final, conclusive and binding;

(o)          Purchaser shall have received all and other consents, certificates, documents, instruments, agreements, and other items required to be delivered by the Company and/or the Shareholders pursuant to this Agreement;

(p)          Purchaser shall have received a copy of a directors and officers liability insurance policy, purchased by the Company prior to the Closing Date, at the Company’s sole cost and expense (which shall have been paid in full prior to the Closing Date), which shall contain tail coverage which (i) has a per Claim value of One Million Dollars ($1,000,000), and (ii) shall be effective for a period of three (3) years from the Closing Date;

(q)          Purchaser shall have received evidence satisfactory to it, in its sole discretion, which shall be final, conclusive and binding, that all Affiliate Loans have been fully satisfied at or prior to Closing;

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(r)          Each Shareholder shall have delivered to Purchaser endorsed stock certificates representing all of the Company Common Stock owned or possessed by such Shareholder as of the Closing Date, and as represented in Sections 3.2 and 3.3 of the Disclosure Schedule; and

(s)          All certificates and other deliveries contemplated by this Agreement to be delivered to Purchaser shall have been delivered and duly executed by the appropriate Person.

6.3         Conditions to Obligations of the Company. The obligation of the Company to consummate the Merger shall be subject to the satisfaction of the following conditions precedent, any or all of which may be waived, in whole or in part, by the Company:

(a)          The representations and warranties of Purchaser and Merger Sub contained in this Agreement shall be true, correct and complete as of the Closing Date;

(b)          Each of the agreements and covenants to be performed or satisfied by Purchaser or Merger Sub hereunder at or prior to the Closing Date, shall have been duly performed or satisfied in all material respects;

(c)          Purchaser shall have delivered, or caused to be delivered, to the Shareholders’ Representative the Escrow Agreements and the documents contemplated thereby and a certificate, dated as of the Effective Time, and signed on its behalf by its vice president, to the effect that the conditions set forth in Section 6.1 as they relate to Purchaser, and the conditions set forth in Sections 6.3(a) and (b), above, have been satisfied;

(d)          Purchaser shall deliver the Escrow Deposits to the Escrow Agent by wire transfer of immediately available funds;

(e)          Purchaser shall deliver to the Shareholders (by wire transfer of immediately available funds the applicable funds pursuant to Section 2.7(b)(iii), above.

Article 7
INDEMNIFICATION

7.1         Indemnification by the Shareholders. Subject to the limitations set forth in Section 7.3, below, each of the Shareholders shall (without any right of contribution, indemnification, reimbursement or comparable right against or from the Company or the Surviving Corporation), jointly and severally, indemnify and hold harmless Purchaser, Merger Sub, their respective subsidiaries and Affiliates, and their respective officers, directors, employees, agents, representatives and successors in interest (“Purchaser Indemnitees”) from and against, and reimburse them for, any and all demands, Claims, losses, suits, Liabilities, Actions or causes of action, lost profits, diminutions in value, assessments, damages, fines, Taxes, penalties, costs and expenses (including reasonable fees and disbursements of counsel and amounts paid in settlement) (collectively “Losses”) up to the amounts as set forth in Section 7.5, below, incurred or suffered by any Purchaser Indemnitees arising out of, resulting from, or relating to any of the following:

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(a)          any and all breaches of any of the representations or warranties made by the Company and/or the Shareholders in this Agreement or in any of the other instruments, documents and/or agreements and/or certificates delivered by Company and/or the Shareholders in accordance with the terms hereof and/or thereof;

(b)          any and all failures by Company and/or the Shareholders to perform or any and all defaults by Company and/or any of the Shareholders in any of its or his or her or their covenants or agreements contained in this Agreement or in any other instrument, document and/or agreements and/or certificates delivered by Company and/or the Shareholders in accordance with the terms hereof and/or thereof;

(c)          any and all Actions and Claims by any Shareholder relating to the Company’s determination of the allocable portion of the Base Merger Consideration or the Adjusted Merger Consideration that such Shareholder is entitled to receive in connection with the Merger and the Liabilities of the Company with respect thereto;

(d)          any and all Actions and Claims against, and Liabilities of the Company imposed and/or sought to be imposed upon, any Purchaser Indemnitee that relate to the Company, the Business and/or the Assets in which the principal event giving rise thereto occurred prior to the Closing Date or which result from or arise out of any action or inaction prior to the Closing Date of the Company or an Affiliate thereof or any director, officer, Company Employee, shareholder, agent or representative of the Company or Affiliate thereof;

(e)          (i) any and all Taxes of the Company relating to and/or arising from Pre-Closing Tax Periods, and/or (ii) any Taxes attributable to the consummation of the transactions contemplated by this Agreement (including Transfer Taxes) whether or not disclosed in Section 3.15 of the Disclosure Schedule, or elsewhere and any and all Actions and Claims and Liabilities of the Company with respect thereto;

(f)          any and all Actions, Orders and/or Liabilities under any Environmental Laws relating to violations by the Company or any predecessor, and/or arising from the presence of Hazardous Substances at any place which is or has been owned, Leased, occupied or operated by the Company or any predecessor, or the transportation, treatment, storage or disposal of Hazardous Substances by or on behalf of the Company or any predecessor relating to the period prior to Closing;

(g)          any and all items set forth in Section 7.1(g) of the Disclosure Schedule;

(h)          any and all (i) Indebtedness and/or Liabilities of the Company as of the Closing, (ii) the Expenses of the Company and/or the Shareholders, (iii) Employee Transaction Related Expenses, (iv) Employee Obligations as of the Closing, and/or (v) Unpaid Tax Obligations as of the Closing;

(i)          any and all Actions and/or Claims by (i) any current or former shareholder, or any Affiliate, trustee or beneficiary of any shareholder, based upon any alleged breach of fiduciary duty, usurping corporate opportunity or similar breach of care, loyalty or comparable Claims by any officer, director or current or former shareholder occurring prior to the Closing, whether or not in connection with this Agreement or the transactions contemplated by this Agreement and/or (ii) any officer, director or current or former shareholder to indemnification or contribution by the Company with respect to acts occurring on or prior to the Closing and the Company’s Liabilities with respect thereto;

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(j)          any and all downward adjustment to the Base Merger Consideration provided for in Section 2.5(b), above; and/or

(k)          any and all Fulfillment Costs and the Company’s Liabilities with respect thereto.

7.2         Indemnification by Purchaser. Purchaser shall, and after the Closing the Company shall, indemnify and hold harmless the Shareholders and their respective Affiliates, officers, directors, employees, agents, representatives and successors in interest (“Shareholder Indemnitees”) from and against any and all Losses incurred or suffered by any Shareholder Indemnitees arising out of, resulting from, or relating to any of the following:

(a)          any breach of any of the representations or warranties made by Purchaser or Merger Sub in this Agreement or in any of the other agreements or certificates delivered by Purchaser or Merger Sub in accordance with the terms hereof; or

(b)          any failure by Purchaser or Merger Sub to perform or any default by Purchaser or Merger Sub of any of its respective covenants or agreements contained in this Agreement or in any of the other agreement or certificate delivered by Purchaser or Merger Sub in accordance with the terms hereof.

7.3         Time and Monetary Limitations. The representations, warranties, covenants and agreements of the Company, the Shareholders, Purchaser and Merger Sub in this Agreement shall survive the Closing, subject to the limitations set forth in this Section 7.3.

(a)          The parties agree that except with respect to Claims with respect to breaches of representations or warranties asserted prior to and pending at the time of expiration (which Claims shall survive until finally resolved or disposed of), their respective representations and warranties contained in this Agreement shall survive the Closing for a period of thirty-six (36) months from the Closing Date; provided that (i) there shall be no time limit for any Claim by Purchaser for a breach of a representation or warranty set forth in Section 3.1 (Organization; Qualification), Section 3.2 (Capitalization), and Section 3.3 (Title to Shares), Section 3.4 (No Subsidiaries; Ownership of Other Securities), Section 3.6 (Power and Authority), Section 3.8 (No Violations), Section 3.12 (Owned Real and Personal Property; Liens), above, or (ii) the time limit for any Claim by Purchaser for a breach of a representation or warranty in Section 3.15 (Tax Matters), Section 3.16 (Environmental Compliance), and Section 3.20 (ERISA), (collectively, the “Fundamental Representations”), above, shall be ninety (90) days after the expiration of the applicable statute of limitations, after taking into account all Extensions; provided, however, that there shall be no time limit under clauses (a)(i) or (ii) of this Section 7.3(a), with respect to any Claims by Purchaser for a breach of any representations or warranties that was actually known to be false where made or Fraud.

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7.4         Procedure.

(a)          In the event that any party hereto shall sustain or incur any Losses in respect of which indemnification may be sought by such Person pursuant to this Article 7, the Person seeking such indemnification (the “Indemnitee”) shall assert a Claim for indemnification (“Indemnification Claim”) by giving prompt written notice thereof (the “Notice”) to the party (i.e., Company prior to the Closing or the Shareholders through the Shareholders’ Representative after the Closing, on the one hand, or Purchaser, on the other) providing indemnification (the “Indemnitor”) and shall thereafter keep the Indemnitor reasonably informed with respect thereto; provided that failure of the Indemnitee to give the Indemnitor prompt written Notice as provided herein shall not relieve the Indemnitor of any of its obligations hereunder except and to the extent that the Indemnitor is prejudiced as a result of such failure. The Notice shall set forth with reasonable particularity the basis for the Indemnification Claim and the Indemnitee’s good faith estimate of Losses resulting from such Indemnification Claim to the extent known. Any dispute relating to an Indemnification Claim shall be resolved by (i) the mutual agreement of the Indemnitor and the Indemnitee, or (ii) a final Order, decree or judgment of a court of competent jurisdiction (the time for appeal having expired and no appeal having been perfected).

(b)          Except as described in Section 7.4(c), below, Purchaser shall have the right to control the defense or settlement of any Claim or demand, and Purchaser’s costs and expenses in defending or settlement of such Claim shall be included as part of the indemnification obligation of the Indemnitor.

(c)          Notwithstanding Section 7.4(b), above, the Shareholders’ Representative shall have the right to control the defense or settlement of any Claim and/or Action related to any Taxes of the Company relating to or arising from Pre-Closing Tax Periods (“Tax Claim”), and the Shareholders’ Representative’s costs and expenses in defending or settlement of such Tax Claim and/or Action shall be included as part of the indemnification obligation of the Indemnitor. Such right of the Shareholders’ Representative shall be evidenced by a power of attorney granted by the Purchaser to the Purchaser’s representative and the Shareholders’ Representative and his representatives to represent the Company in such proceedings according to the terms herein. The party that controls the defense of any such Tax Claim and/or Action shall permit the non-controlling party, including any and all Purchaser Indemnitees, to participate in such defense and shall obtain the prior written consent of the Purchaser Indemnitees (which shall not be unreasonably withheld, conditioned or delayed) before entering into any settlement of a Tax Claim and/or Action or ceasing to defend such Tax Claim and/or Action if, pursuant to or as a result of such settlement or cessation, injunctive or other equitable relief shall be imposed against the Purchaser Indemnitees or if such settlement does not expressly and unconditionally release the Purchaser Indemnitees from all Liabilities and obligations with respect to such Claim and/or Action, without prejudice. If, in the reasonable opinion of the Purchaser Indemnitees, any such Claim and/or Action, demand, or audit or the litigation or resolution of any such Claim and/or Action, demand or audit involves (i) an issue or matter which could have a materially adverse effect on the business, operations, assets, properties or prospects of the Purchaser Indemnitees or its or their Affiliates and or the Shareholders Representative or any of his Affiliates (ii) a conflict or possible conflict of interest between the Shareholders, on the one hand, and the Purchaser Indemnitees or its or their Affiliates on the other hand, or (iii) amounts which are, or reasonably could be, in excess of the Tax Cap, then the Purchaser Indemnitees and the Shareholder Representative shall jointly to control the defense or settlement of any such Claim and/or Action (“Joint Control”) and Purchaser’s cost and expenses shall be included as part of the indemnification obligation of the Shareholders hereunder. Without limiting any other provision of this Agreement, with respect to all matters contemplated by the foregoing provisions of this Section 7.4(c) (“7.4 Matters”), each party shall (i) afford the other the right to attend any and all meetings and Actions relative to 7.4 Matters (and shall provide the other party with reasonable advance written notice with respect thereto), (ii) afford the other a reasonable opportunity to review and comment on any and all correspondence, instruments, documents and agreements (in whatever media) relative to 7.4 Matters, and (iii) in the event of Joint Control, obtain the prior written consent of the Indemnified Purchaser Indemnitees (which shall not be unreasonably withheld, conditioned or delayed) before entering into any settlement of a Tax Claim and/or Action or ceasing to defend such Tax Claim and/or Action if, pursuant to or as a result of such settlement or cessation, injunctive or other equitable relief shall be imposed against any Purchaser Indemnitee or if such settlement does not expressly and unconditionally release the Purchaser Indemnitee from all Liabilities and obligations with respect to such Tax Claim and/or Action.

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(d)          Amounts payable by the Indemnitor to the Indemnitee in respect of any Losses for which such party is entitled to indemnification hereunder shall be payable by the Indemnitor as incurred by the Indemnitee, except to the extent that the Claim for indemnification is disputed, and shall include reasonable costs, expenses and attorneys’ fees incurred in successfully enforcing an Indemnitee’s right of indemnification against any Indemnitor, including with respect to any successful appeal. The Indemnitor and the Indemnitee shall provide reasonable cooperation and assistance, and shall cause their Affiliates to provide reasonable cooperation and assistance, to the other and its counsel in connection with the defense or settlement of any Claim. Any expenses incurred by the Indemnitee or its Affiliates in providing such cooperation and assistance at the Indemnitor’s request shall be paid by the Indemnitor to the extent such expenses constitute Losses that the Indemnitor is required to indemnify against under this Article 7.

7.5         Other Limitations.

(a)          The Shareholders’ indemnification obligations pursuant to the provisions of Section 7.1 are subject to the following limitations; provided, however, that none of such limitations shall apply to Claims for Losses relating to (A) any breach of any representation or warranty by the Shareholders known to be false when made or fraud and/or (B) any item covered in items listed in Section 7.1(b) through and including Section 7.1(k):

(i)          Purchaser Indemnitees shall not be entitled to recover under Section 7.1(a) until the total aggregate amount Purchaser Indemnitees would recover under Section 7.1(a), above, but for this Section 7.5(a), exceeds Fifty Thousand Dollars ($50,000) (the “Deductible”), in which event Purchaser Indemnitees shall only be entitled to recover for Losses recoverable under Section 7.1(a) that are in excess of the Deductible; provided, however, that the provisions of this Section 7.5(a)(i) shall not apply to recovery under Section 7.1(a) for breaches of one or more Fundamental Representations, nor shall this Section 7.5(a)(i) apply to any item covered in items listed in Section 7.1(b) through and including Section 7.1(k).

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(ii)         The Shareholders’ aggregate liability with respect to the obligations of the the Shareholders under Section 7.1(e) shall be limited to One Million Dollars ($1,000,000) (the “Tax Cap”).

(iii)        Subject to Section 7.5(a)(ii), above, the Shareholders’ aggregate liability with respect to the obligations of the Shareholders under Section 7.1(a) shall be limited to Four Hundred Thousand Dollars ($400,000); provided, however, that to the extent any Claim is based on a breach of representation and warranty and any other provision of this Article 7, such Claim shall be subject to the General Cap.

(iv)         The Shareholders’ aggregate liability with respect to the obligations of the Shareholders under this Article 7 (other than with respect to (A) Tax obligations under Section 7.1(e), which are addressed in Section 7.5(a)(ii), above, and (B) representations and warranties under Section 7.1(a) which are addressed in Section 7.5(a)(iii), above) shall in no event exceed the sum of One Million Dollars ($1,000,000) (the “General Cap”).

(b)          Notwithstanding anything to the contrary in this Agreement, any limitation or qualification as to materiality or Material Adverse Effect shall be disregarded for purposes of determining the amount of an Indemnitor’s obligations, as well as for purposes of determining whether there has been any breach of any representation, warranty, covenant or agreement in this Agreement; provided that a Purchaser Indemnitee incurred Loss with respect thereto, it being intended, for example, that all instances of noncompliance with Law or contractual obligations by the Company if indemnifiable without regard to materiality shall be subject to indemnification hereunder.

7.6         Tax Treatment of Indemnity Payments. Purchaser, the Shareholders and the Company agree to treat any indemnification payment made pursuant to this Agreement as an adjustment to the Adjusted Merger Consideration for all Tax purposes, unless otherwise required by applicable Law.

7.7         Other Rights and Remedies Not Affected. The indemnification rights of the parties under this Article 7 are independent of, and in addition to, such rights and remedies as the parties may have at Law or in equity, or otherwise for any misrepresentation, breach of warranty or failure to fulfill any agreement or covenant hereunder on the part of any party hereto, including the right to seek specific performance, rescission or restitution, none of which rights or remedies shall be affected or diminished hereby.

Article 8
TAX

8.1         Tax Matters.

(a)          General. The Shareholders shall be responsible for all Tax Liabilities of the Company for any and all Pre-Closing Tax Periods, or portions thereof.

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(b)          Filing Responsibility. The following provisions shall govern the allocation of responsibility and payment of Taxes as between Purchaser and the Shareholders for certain Tax matters following the Closing Date:

(i)          The Shareholders shall (or shall cause the Company to) prepare and file, on a timely basis, all Tax Returns, except the Stub Period Tax Returns, that are required to be filed by the Company (taking account of extensions) prior to the Closing Date and shall pay all Taxes with respect thereto.

(ii)         The Purchasers shall prepare or cause to be prepared any Tax Returns of the Company for the Stub Period in accordance with the Code within a reasonable period of time. After review of the Stub Period Tax Returns by the Shareholders, the Purchasers shall file the Stub Period Tax Returns. An amount equal to the portion of such Taxes owed by the Company for the Stub Period and paid by the Company after the Closing Date shall be included in the calculation of Unpaid Tax Obligations. For purposes of this Section 8.1(b)(ii), in the case of any Taxes that are imposed on a periodic basis and are payable for the Stub Period, such Tax shall be deemed equal to the amount which would be payable if the relevant Tax period ended on the Closing Date. Any credits relating to Stub Period shall be taken into account as though the relevant Tax period ended on the Closing Date. All determinations necessary to give effect to the foregoing allocations shall be made in a manner consistent with reasonable prior practice of the Company.

(iii)        Except as described in Section 8.1(b)(ii), above, Purchaser shall be responsible for preparing and filing all Tax Returns of the Company and the Surviving Corporation and for payment of all Taxes of the Company and the Surviving Corporation for any Tax period after the Closing Date.

(c)          Transfer and Similar Taxes. All Real Property transfer Taxes, other transfer, documentary, sales, use, registration, stamp and similar Taxes and fees (including any penalties and interest) incurred in connection with the transactions contemplated herein (collectively, “Transfer Taxes”) shall be borne solely by the Shareholders. The Shareholders’ Representative, in the case of Transfer Taxes and corresponding Tax Returns due on or prior to the Closing Date, and Purchaser, in the case of corresponding Tax Returns due after the Closing Date, shall cause the Company to remit payment for such Transfer Taxes and duly and timely file such Tax Returns. Purchaser and the Shareholders’ Representative shall cooperate in (i) determining the amount of Transfer Taxes, (ii) providing all requisite exemption certificates and (iii) preparing and timely filing any and all required Tax Returns for or with respect to such Transfer Taxes with any and all appropriate Taxing Authorities.

(d)          Access and Assistance. Purchaser, the Company, the Shareholders’ Representative (on behalf of the Shareholders) and their respective Affiliates will provide each other with such assistance as may reasonably be requested by any of them in connection with the preparation of any Tax Return, any audit or other examination by any Taxing Authority, any judicial or administrative proceedings relating to Liability for Taxes, or any other Claim arising under this Agreement, and each will retain and provide the others with any records or information that may be relevant to any such Tax Return, audit or examination, proceeding or Claim. Such assistance shall include making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder and shall include providing copies of any relevant Tax Returns and supporting work schedules which assistance shall be provided without charge except for reimbursement of reasonable out-of-pocket expenses.

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(e)          Tax Sharing Agreements. All Tax sharing agreements or similar agreements with respect to or involving the Company shall be terminated as of the Closing Date and, after the Closing Date, the Company shall not be bound thereby or have any Liability thereunder.

Article 9
GENERAL PROVISIONS

9.1         Representation by Counsel; Interpretation. The parties acknowledge that they have been represented by counsel in connection with this Agreement and the transactions contemplated hereby. Accordingly, any Law or Order that would require the interpretation of any claimed ambiguities in this Agreement against the party that drafted it has no application and is expressly waived by the parties. The provisions of this Agreement shall be interpreted in a reasonable manner to give effect to the intent of the parties hereto.

9.2         Shareholder Obligations. Any Liability hereunder of the Company and/or the Shareholders shall be joint and several until the Closing and thereafter the Company shall be without Liability, but the Shareholders shall remain jointly and severally responsible for all such Liabilities.

9.3         No Third Party Beneficiaries. No Person not a party to this Agreement shall be entitled to rely upon or enforce any of the provisions of this Agreement.

9.4         Specific Performance. The parties hereto agree that if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, irreparable damage would occur, no adequate remedy at Law would exist and damages would be difficult to determine, and that the parties shall be entitled to seek specific performance of the terms hereof, in addition to any other remedy at Law or equity.

9.5         Waivers; Amendments. Amendments to this Agreement may be made only with the consent in writing of Purchaser and the Shareholders’ Representative. No delay on the part of either party at any time or times in the exercise of any right or remedy shall operate as a waiver thereof. The failure to insist upon the strict compliance with the provisions of any covenant, term, condition or other provision of this Agreement or to exercise any right or remedy thereunder shall not constitute a waiver of any such covenant, term, condition or other provisions thereof or default in connection therewith. The waiver of any covenant, term, condition or other provision thereof or default thereunder shall not affect or alter this Agreement in any other respect, and each and every covenant, term, condition or other provision of this Agreement shall, in such event, continue in full force and effect, except as so waived, and shall be operative with respect to any other then existing or subsequent default in connection therewith.

45

9.6         Notices. All notices and other communications which by any provision of this Agreement are required or permitted to be given shall be given in writing, and shall be personally delivered or sent by facsimile machine (with a confirmation copy sent by one of the other methods authorized in this Section 9.6, or by mailing, postage prepaid) or by FedEx or another internationally recognized courier service, as set forth below:

If to Purchaser and/or Merger Sub:

P&F Industries, Inc.

445 Broadhollow Road, Ste. 100

Melville, NY 11747

Attention: General Counsel

Facsimile No.: (631) 773-4223

with a copy to (which shall not constitute notice to Purchaser or Merger Sub):

SilvermanAcampora LLP

100 Jericho Quadrangle, Suite 300

Jericho, NY 11753

Attention: Steven J. Kuperschmid, Esq.

Facsimile No.: (516) 479-6301

If to Company:

Exhaust Technologies, Inc.

230 N. Division Street

Spokane, WA 99202

Attention: Robert E. Sterling, President

with a copy to (which shall not constitute notice to the Company or Shareholders):

Workland & Witherspoon PLLC

601 West Main Avenue, Suite 714

Spokane, Washington 99201-5102

Attention: Peter E. Moye, Esq.

Facsimile No.: (509) 624-6441

If to the Shareholders:

Robert E. Sterling

230 N. Division Street

Spokane, WA 99202

with a copy to (which shall not constitute notice to the Shareholders):

Workland & Witherspoon PLLC

601 West Main Avenue, Suite 714

Spokane, Washington 99201-5102

Attention: Peter E. Moye, Esq.

Facsimile No.: (509) 624-6441

46

If to the Shareholders’ Representative:

Robert E. Sterling

230 N. Division Street

Spokane, WA 99202

with a copy to (which shall not constitute notice to the Shareholders’ Representative):

Workland& Witherspoon PLLC

601 West Main Avenue, Suite 714

Spokane, Washington 99201-5102

Attention: Peter E Moye, Esq.

Facsimile No.: (509) 624-6441

Notices shall be deemed given upon the earlier to occur of: (i) receipt by the party to whom such notice is directed; (ii) if sent by facsimile machine, on the Business Day such notice is sent if sent (as evidenced by the facsimile confirmed receipt) prior to 5:00 p.m. (Eastern Time) and, if sent after 5:00 p.m. (Eastern Time), on the Business Day after which such notice is sent; or (iii) on the first (1st) Business Day following the day the same is deposited with FedEx or another internationally recognized courier service if sent by overnight delivery service. Each party, by notice duly given in accordance with this Section 9.6 may specify a different address for the giving of any notice hereunder.

9.7           Severability. If any term or provision of this Agreement shall be held or deemed to be, or shall in fact be, invalid, inoperative, illegal or unenforceable as applied to any particular case in any jurisdiction or jurisdictions, or in all jurisdictions or in all cases, because of the conflicting of any provision with any constitution or statute or rule of public policy or for any other reason, such circumstance shall not have the effect of rendering the provision or provisions in question invalid, inoperative, illegal or unenforceable in any other jurisdiction or in any other case or circumstance or of rendering any other provision or provisions herein contained invalid, inoperative, illegal or unenforceable to the extent that such other provisions are not themselves actually in conflict with such constitution, statute or rule of public policy, but this Agreement shall be narrowly reformed and construed in any such jurisdiction or case as if such invalid, inoperative, illegal or unenforceable provision had never been contained herein and such provision narrowly reformed so that it would be valid, operative and enforceable to the maximum extent permitted in such jurisdiction or in such case.

9.8           Counterparts; Facsimile Signatures. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument, binding upon all of the parties. To the extent permitted by Law, in pleading or proving any provision of this Agreement, it shall not be necessary to produce more than one set of such counterparts. Signatures provided by facsimile or electronic copy shall have the same effect as originals.

47

9.9           Section Headings. The headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

9.10         Governing Law. This Agreement, and all Claims or Action (whether in contract or tort or otherwise) that may be based upon, arise out of or relate to his Agreement, or the negotiation, execution or performance of this Agreement (including any Claim or Action based upon, arising out of or related to any representation or warranty made in connection with this Agreement or as an inducement to enter into this Agreement), shall be governed by the internal Laws of the State of Washington applicable to agreements made and to be performed solely therein (without giving effect to any principles of conflicts or choice of Law thereof that would give rise to the application of the domestic substantive Laws of any other jurisdiction). In connection with any controversy arising out of or related to this Agreement, the Company, the Shareholders’ Representative, the Shareholders, Merger Sub and Purchaser hereby irrevocably consent and submit to the exclusive jurisdiction of any federal or state court located within the City of Spokane, Washington State over any dispute arising out of or relating to this Agreement or any of the transactions contemplated hereby and each party hereby irrevocably agrees that all Claims in respect of such dispute or any Action related thereto may be heard and determined in such courts. Each party hereby irrevocably waives, to the fullest extent permitted by applicable Law, any objection that such party may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute. In connection with any controversy arising out of or relating to the Agreement, the Company, the Shareholders’ Representative, the Shareholders, Merger Sub and Purchaser irrevocably (a) consents to service of process out of the aforementioned courts, (b) WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) AND ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT BROUGHT IN THE AFOREMENTIONED COURTS, (c) agrees that service of process in any such Action may, to the fullest extent permitted by Law, be effected by mailing a copy of such process by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such party at its address as provided in Section 9.6, above, and (d) agrees that nothing in the Agreement shall affect the right to effect service of process in any other manner permitted by the applicable Laws of the State of Washington. All provisions of this Section, including venue, have been negotiated between the parties in good faith and at arms’ length. The parties believe that in addition to the application of the Laws of the State of Washington, jurisdiction and venue are proper in Washington because the principal place of business of the Company ,the Shareholders, and the Shareholders’ Representative’s residence are in Washington, all of the Assets of the Company are located in Washington, and other reasons.

9.11         Further Acts. Each party agrees that at any time, and from time to time, before and after the consummation of the transactions contemplated by this Agreement, it will do all such things and execute and deliver all other assurances, as any other party or its counsel reasonably deems necessary or desirable in order to carry out the terms and conditions of this Agreement and the transactions contemplated hereby or to facilitate the enjoyment of any of the rights created hereby or to be created hereunder.

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9.12         Entire Agreement. This Agreement (together with the Disclosure Schedule, the other schedules and exhibits hereto, as well as, the other documents delivered or to be delivered in connection herewith) constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior agreements and contemporaneous arrangements, covenants, promises, conditions, undertakings, inducements, representations, warranties and negotiations, expressed or implied, oral or written, between the parties, with respect to the subject matter hereof.

9.13         Assignment. To the fullest extent permitted by Law, this Agreement shall not be assignable (by operation of Law or otherwise) by any party and any such assignment shall be null and void; provided, however, that (i) Purchaser may assign its rights hereunder to any Affiliate of Purchaser (provided that no such assignment shall relieve Purchaser of its obligations hereunder), and (ii) Purchaser may assign and grant to its lenders a security interest in Purchaser’s rights hereunder including Purchaser’s right to receive indemnification payments pursuant to Article 7 hereof.

9.14         Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party, and, except as provided in Article 7 hereof, nothing in this Agreement, express or implied, is intended to or shall confer upon any Person any third party right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

[Signature pages to follow]

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IN WITNESS WHEREOF, the parties have executed this Agreement or caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first written above.

PURCHASER:

Florida Pneumatic Manufacturing Corporation

By:	/s/ Joseph A. Molino, Jr.
Name:	Joseph A. Molino, Jr.

(Please Print)
Title:	Vice President

MERGER SUB:

FLYING TIGER ACQUISITION CORP.

By:	/s/ Joseph A. Molino, Jr.
Name:	Joseph A. Molino, Jr.

(Please Print)
Title:	Vice President

COMPANY:

Exhaust Technologies, Inc.

By:	/s/ Robert E. Sterling
Name:	Robert E. Sterling

(Please Print)
Title:	President

SHAREHOLDERS:

/s/ Robert E. Sterling
Robert E. Sterling

/s/ Mary Louise Sterling
Mary Louise Sterling

(Signature Page to Merger Agreement)

SHAREHOLDERS’ REPRESENTATIVE:

ROBERT E. STERLING, in his capacity as the Shareholders’ representative

/s/ Robert E. Sterling
Robert E. Sterling

(Signature Page to Merger Agreement)

APPENDIX A

DEFINITIONS

“7.4 Matters” has the meaning specified in Section 7.4(c).

“Accounts” means all amounts owed for sales of good services including accounts receivables, notes and employee loan receivables, each due to the Company.

“Action” means any pending or filed action, litigation, complaint, Claim, demand, audit, petition, suit or other proceeding (including informal proceedings), whether civil or criminal, in Law or in equity, before any arbitrator or Governmental Authority.

“Adjusted Merger Consideration” has the meaning specified in Section 2.6.

“Affiliate” means, as applied to the Company or any other specified Person, any Person directly or indirectly controlling, controlled by or under direct or indirect common control with the Company (or other specified Person) and shall also include (a) any Person who is an officer or director of the Company (or other specified Person) or beneficial owner of at least five percent (5%) of the then outstanding Capital Securities of the Company (or other specified Person) and Family Members of any such Person, (b) any Person of which the Company (or other specified Person) shall, directly or indirectly, beneficially own at least ten percent (10%) of such Person’s outstanding Capital Securities, and (c) in the case of a specified Person who is an individual, any Family Member of such Person.

“Affiliate Agreements” has the meaning specified in Section 3.26(a).

“Affiliate Loan” means any Indebtedness or Liability due to a Shareholder, or an Affiliate of a Shareholder, and/or any Related Party, including Officer Advances.

“Aggregate Consideration” has the meaning specified in Section 2.5(a).

“Agreement” means this Agreement and Plan of Merger, including, unless the context otherwise specifically requires, Appendix A, the Disclosure Schedule, and all exhibits and other schedules thereto, including Exhibits A through E attached to the Agreement, and as any of the same may from time to time be supplemented, amended, modified or restated in the manner herein or therein provided.

“Applicable Policies” has the meaning specified in Section 3.22(b).

“Articles of Merger” has the meaning specified in Section 2.3.

“Assets” means all assets and properties of every kind and nature, tangible or intangible, used, owned or operated by the Company, including all assets located on or off its premises or shown on the Interim Financial Statements or acquired since the date thereof, and all Intellectual Property.

A-1

“Authorizations” has the meaning specified in Section 3.14(b).

“Balance Sheet Date” means May 31, 2014.

“Base Merger Consideration” means Nine Million Eight Hundred Fifty Thousand Dollars ($9,850,000), as adjusted pursuant to Section 2.5(b).

“Benefit Plans” has the meaning specified in Section 3.20(a).

“Books and Records” has the meaning specified in Section 3.32(a)

“Business” has the meaning set forth in Section A of the recitals to this Agreement.

“Business Day” means a day of the year on which banks are not required or authorized by Law to close in New York, New York.

“CAN-SPAM Act” means the Controlling the Assault of Non-Solicited Pornography And Marketing Act of 2003 codified as 15 U.S.C. §7701 et seq.

“Capital Securities” means, as to any Person that is a corporation, the authorized capital stock or shares of such Person, including all classes and series of common, preferred, voting and nonvoting capital stock or shares, and, as to any Person that is not a corporation or an individual, the ownership or membership interests in such Person, including the right to share in profits and losses, the right to receive distributions of cash and property, and the right to receive allocations of items of income, gain, loss, deduction and credit and similar items from such Person, whether or not such ownership or membership interests include voting or similar rights entitling the holder thereof to exercise control over such Person.

“Charter Documents” means the certificates of incorporation, bylaws, certificates of limited partnership, certificates of formation, articles of organization, operating agreements, limited partnership agreements and limited liability company agreements, Shareholder agreements, Shareholder agreements, Shareholder agreements and all other similar governing documents of a Person.

“Claims” means any and all Actions, causes of action, claims, demands, damages, judgments, Indebtedness, dues and suits of every kind, nature and description whatsoever.

“Closing” has the meaning specified in Section 2.7(a).

“Closing Balance Sheet” has the meaning specified in Section 2.6.

“Closing Date” has the meaning specified in Section 2.7(a).

“Closing Working Capital” means the Working Capital of the Company on the Closing Date.

A-2

“Code” means the U.S. Internal Revenue Code of 1986, as amended, and the Treasury Regulations thereunder, or any subsequent legislative enactment thereof, as in effect from time to time.

“Company” has the meaning specified in the introductory paragraph to this Agreement.

“Company Authorizations” has the meaning specified in Section 3.14(c).

“Company Common Stock” has the meaning specified in Section 3.2.

“Company Employees” means any employees of the Company.

“Company’s Accounting Procedures” means the accounting methods, policies, practices, procedures, classifications and estimation methodologies as applied by the Company consistent with its past practices.

“Company Stock” means all shares of the Company’s Capital Securities authorized, issued or outstanding prior to the Effective Time, of whatever class or series, including all of the Company Common Stock.

“Contract” means any written or oral agreement, obligation, arrangement, commitment, contract, covenant, instrument, debenture, lease, license or instrument (other than Authorizations).

“Current Customer Projects” has the meaning specified in Section 3.30.

“Current Liabilities” means (i) accounts payable (including Officer Advances), (ii) accrued expenses, (iii) payroll liabilities and (iv) any other items to which the parties mutually agree, each determined in accordance with GAAP, as adjusted according to the methodology outlined in Section 3.9(a)(iii) of the Disclosure Schedule.

“Customer Offerings” shall mean (A) the Products that the Company (x) currently develops, manufactures, markets, distributes, makes available, sells or licenses to third parties, (y) has developed, manufactured, marketed, distributed, made available, sold or licensed to third parties since the date that is six (6) years preceding the date of this Agreement, or (z) currently plans to develop, manufacture, market, distribute, make available, sell or license to third parties in the future, and (B) the services that the Company (x) currently provides or makes available to third parties, (y) has provided or made available to third parties since the date that is six (6) years preceding the date of this Agreement, or (z) currently plans to provide or make available to third parties in the future.

“Debtholder” means any Person to which the Company is obligated to repay for any outstanding Indebtedness.

“Deductible” has the meaning specified in Section 7.5(a)(i).

A-3

“Disclosure Schedule” means the Disclosure Schedule dated as of the date hereof and heretofore delivered by the Company to Purchaser, as such may be amended, supplemented or otherwise modified in accordance with the terms hereof.

“DTC” means the Depository Trust Company.

“Effective Time” has the meaning specified in Section 2.3.

“Employee Obligation” means, collectively, any compensation earned by any current or former Company Employee for periods as of or prior to the Closing that is accrued and unpaid as of the Closing, together with any Taxes to be incurred by the Company with respect to the payment thereof.

“Employee Transaction Related Expenses” means the Company’s outstanding contractual obligations to make severance, retention, change of control and similar cash payments to the Company Employees as a result of the Merger.

“Entity” means any corporation, firm, unincorporated organization, association, partnership, limited liability company, trust (inter vivos or testamentary), estate of a deceased, insane or incompetent individual, business trust, joint stock company, joint venture or other organization, entity or business, or any Governmental Authority.

“Environmental Law” means any Law of any Governmental Authority in effect as of the date hereof or the Closing Date relating to pollution, the protection of human health and the environment, or any release, spill, leak, pumping, addition, pouring, emission, emptying, discharge, injection, escape, leaching, disposal, dumping, deposit, spraying, burial, abandonment, incineration, seepage, placement or introduction, whether accident or intentional of any Hazardous Substance into the environment.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Escrow Accounts” has the meaning specified in Section 2.8(b).

“Escrow Agent” means Washington Trust Bank, or such other institution mutually acceptable to the Shareholders’ Representative and to Purchaser.

“Escrow Agreements” means, collectively, the Tax Escrow Agreement and the General Escrow Agreement.

“Escrow Amounts” means as of any date, the collective amount of the Escrow Deposits then held in the Escrow Accounts (including earnings thereon, it being the intention of the parties that the party entitled to distributions from the Escrow Accounts shall be entitled to the earnings associated with such distributed amounts).

“Escrow Deposits” has the meaning specified in Section 2.8(b).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

A-4

“Expenses” means any and all expenses and fees, including all accounting, legal and investment banking fees, incurred in connection with this Agreement and the transactions contemplated hereby, which shall be paid by (a) Purchaser with respect to Expenses incurred by it, and the Shareholders with respect to Expenses incurred by any or all of them and/or the Company.

“Extensions” has the meaning specified in Section 2.8(a).

“Family Member” means, as to any individual, such individual’s descendants (whether natural or adopted), such individual’s siblings, such individual’s sibling’s descendants, such individual’s spouse, such individual’s spouse’s descendants (whether natural or adopted), or any trust, limited partnership, limited liability company or other entity established for the primary benefit of any of the foregoing Persons (whether natural or adopted) for estate planning purposes.

“Financial Statements” has the meaning specified in Section 3.9(a).

“Fulfillment Costs” has the meaning in Section 2.5(b).

“Fundamental Representations” has the meaning specified in Section 7.3(a)

“GAAP” means United States generally accepted accounting principles as in effect on the date or for the period with respect to which such principles are applied and consistent with past practice for such date or period.

“General Cap” has the meaning specified in Section 7.5(a)(iv).

“General Escrow Account” has the meaning specified in Section 2.8(b).

“General Escrow Deposit” has the meaning specified in Section 2.8(b).

“General Escrow Agreement” shall mean that certain escrow agreement to be entered into as of the Closing Date, among Purchaser, the Shareholders’ Representative and the Escrow Agent, which shall govern, among other things, the terms of escrow of the General Escrow Deposit.

“Governmental Authority” means any governmental or quasi-governmental authority, whether administrative, executive, judicial, legislative or other, or any combination thereof, including any federal, state, provincial, territorial, local, county, municipal or other government or governmental or quasi-governmental agency, arbitrator, authority, board, body, branch, bureau, or comparable agency, commission, corporation, court, department, instrumentality, mediator, panel, system or other political unit or subdivision or other Entity of any of the foregoing, whether domestic or foreign.

“Hazardous Substance” means petroleum, petroleum by-products, polychlorinated biphenyls, asbestos and any other chemicals, compounds, elements, materials, substances or wastes which are regulated under Environmental Law including those defined as “hazardous substances,” “hazardous materials,” “hazardous wastes,” “solid wastes” “extremely hazardous wastes,” “restricted hazardous wastes,” “toxic substances,” “toxic pollutants,” “toxic air pollutants,” “hazardous air pollutants,” “pollutants,” or “contaminants.”.

A-5

“ICANN” means Internet Corporation for Assigned Names and Numbers.

“Indebtedness” means with respect to the Company, without duplication, (i) all obligations for borrowed money or for the deferred purchase price of property or services, including capital leases, but excluding trade payables on ordinary trade terms incurred in the Ordinary Course of Business, (ii) all obligations evidenced by a note, bond, debenture or similar instrument, (iii) all obligations with respect to all letters of credit, (iv) all obligations under any interest rate and currency protection agreement (including any swaps, forward contracts, caps, floors, collars and similar agreements) and commodity swaps, forward contracts and similar agreements, (v) any other long term Liabilities, (vi) all Affiliate Loras, and (vii) all guarantees issued in respect of obligations described in clauses (i)-(vi) above of any other Person.

“Indemnification Claim” has the meaning specified in Section 7.4(a).

“Indemnitee” has the meaning specified in Section 7.4(a).

“Indemnitor” has the meaning specified in Section 7.4(a).

“Intellectual Property” means all (i) patents, patent applications, unfiled patent disclosures and inventions, whether foreign or domestic, including all reissues, continuations, divisions, continuations in part and renewals and extensions thereof, (ii) internet domain names, uniform resource locators and any other names and locators associated with the internet, trademarks, service marks, trade dress, trade names, logos and corporate names and registrations and applications for registration thereof together with all of the goodwill associated therewith, (iii) copyrights (registered or unregistered) and copyrightable works and registrations and applications for registration thereof, (iv) mask works and registrations and applications for registration thereof, (v) computer software (including both source and object code), data, data bases and documentation thereof, (vi) trade secrets and other confidential information (including ideas, formulas, compositions, inventions (whether patentable or unpatentable and whether or not reduced to practice), know-how, manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, technical data, lab notebooks, copyrightable works, financial and marketing plans and customer and supplier lists and information), and (vii) copies and tangible embodiments thereof (in whatever form or medium).

“Interim Financial Statement” has the meaning specified in Section 3.9(a).

“Internal Controls” has the same meaning as the term “internal control over financial reporting” which is defined in Rule 13a - 15(f) under the Exchange Act.

“Inventory” means all tools and other inventory on hand as of the closing of the Transaction.

“IRS” means the United States Internal Revenue Service.

A-6

“IT Assets” means computers, computer software, firmware, middleware, servers, workstations, routers, hubs, switches, data communications lines, and all other information technology equipment, and associated documentation in Company’s possession.

“Joint Control” has the meaning specified in Section 7.4(c).

“Knowledge” (including “knowing,” “known” and the other variants of that word, whether or not capitalized) means the knowledge of Robert E. Sterling after reasonable inquiry.

“Law” means any (a) Action, code, consent decree, constitution, directive, enactment, finding, law (including common law), injunction, interpretation, judgment, Order, ordinance, policy statement, proclamation, promulgation, regulation, requirement, rule, rule of law, rule of public policy, rule of common law, settlement agreement, standard, statute, writ or any other legally enforceable requirement of any Governmental Authority, domestic or foreign; or (b) arbitrator’s, mediator’s or referee’s award, decision, finding or recommendation.

“Leases” has the meaning specified in Section 3.13.

“Liability” means any Indebtedness, obligation or other liability (whether absolute, accrued, matured, contingent, known or unknown, fixed or otherwise, or whether due or to become due), including, any fine, penalty, judgment, award or settlement respecting any judicial administrative or arbitration proceeding, damage, loss, Claim, Action or demand with respect to any Law.

“Liens” means any of the following: mortgage; lien (statutory or other); or other security agreement, arrangement or interest; hypothecation, pledge or other deposit arrangement; assignment; charge; levy; executory seizure; attachment; garnishment; encumbrance (including any easement, exception, reservation or limitation, right of way, and the like); conditional sale, title retention or other similar agreement, arrangement, device or restriction; preemptive or similar right; the filing of any financing statement under the Uniform Commercial Code or comparable Law; restriction on sale, transfer, assignment, disposition or other alienation; or any acquisition option, including any right of first refusal.

“Losses” has the meaning specified in Section 7.1.

“Material Adverse Change” and/or “Material Adverse Effect” means, any fact, change, development or event individually or together with any other fact, change, development or event, that has had or could reasonably be expected to have a material adverse effect on the operations or results of operations, Business, properties/condition or prospects (financial or otherwise) on the Company, taken as a whole; provided, however, that effects resulting from (i) changes in applicable Law or interpretations thereof or changes in accounting requirements or principles; (ii) changes affecting industries, markets or geographical areas in which the Company operate (other than those changes that have a disproportionate effect on the Company); or (iii) the announcement or pendency of the transactions contemplated by this Agreement or the consummation of the transactions contemplated by this Agreement; in each case, shall be deemed to not constitute a “Material Adverse Effect” and shall not be considered in determining whether a “Material Adverse Effect” has occurred.

A-7

“Material Agreements” has the meaning specified in Section 3.18(a).

“Merger” has the meaning specified in Section 2.1.

“Merger Sub” has the meaning specified in the introductory paragraph to this Agreement.

“Net Accounts Receivable” shall mean all accounts (including accounts receivable), notes and employee loans receivable, net of reserves for bad Indebtedness and doubtful Accounts, all as determined in accordance with GAAP, as adjusted according to the methodology outlined in Section 3.9(a)(iii) of the Disclosure Schedule.

“Notice” has the meaning specified in Section 7.4(a).

“Occurrence” has the meaning specified in Section 3.40(b).

“Officer Advances” means payments owed by the Company to Robert E. Sterling as repayment for advances provided by Robert E. Sterling to the Company.

“Order” means any judgment, order, writ, injunction, decree, ruling or award of any Governmental Authority.

“Ordinary Course of Business” means the ordinary course of Business of the Company consistent with past practices.

“Per Share Merger Consideration” has the meaning specified in Section 2.4(a)

“Person” means any natural individual or Entity.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date, including the Stub Period.

“Product Warranties” has the meaning specified in Section 3.33.

“Products” has the meaning specified in Section 3.40(a).

“Proportionate Escrow Share” means, with regard to each Shareholder entitled to receive a portion of the Escrow Amounts, a percentage equal to the quotient of (a) the portion of the aggregate amount of the Escrow Amounts funded by the portion of the Base Merger Consideration, as adjusted pursuant to the terms of this Agreement, payable to such Shareholder pursuant to Section 2.7, divided by (b) the aggregate amount of the Escrow Amount.

“Pro Rata Share” means, with regard to each Shareholder, a percentage equal to the quotient of (a) the aggregate amount of the Base Merger Consideration, as adjusted pursuant to the terms of this Agreement, payable to such Shareholder pursuant to Section 2.7 divided by (b) the aggregate amount of the Base Merger Consideration, as adjusted pursuant to the terms of this Agreement, payable to all Shareholders pursuant to Section 2.7.

“Purchaser” has the meaning specified in the introductory paragraph to this Agreement.

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“Purchaser Indemnitees” has the meaning specified in Section 7.1.

“RCW” means the Revised Code of Washington.

“Real Property” means all interests in real property including fee estates, leaseholds and subleaseholds, purchase options, easements, licenses, rights to access, and rights of way, and all buildings and other improvements thereon, owned, leased, licensed or used by the Company, together with any additions thereto or replacements thereof.

“Related Party” means: (i) with respect to any Person other than the Company, (A) any past or current officer, director, shareholder, employee or Affiliate of such Person, (B) any Person having a relationship with such Person or Affiliate by blood, marriage or adoption, (C) any Person (other than a tenant) sharing the household of such Person or any Person described in clause (A) or (B), and (D) any trust or other Entity (other than the Company) in which one of the Persons described in any of the foregoing clauses (A), (B) or (C) above holds a material voting, proprietary or beneficial interest; and (ii) with respect to the Company, the Persons described in clause (i) above and each Shareholder, and/or each Affiliate of the Company.

“Release” means a release of all Claims, which forever releases, acquits and discharges, to the fullest extent permitted by Law, all Claims against the Company or successor Entities thereof.

“Restrictive Covenant Agreement” means that certain agreement of even date, required by Section 6.2(h), above, entered into by and among Purchaser, Merger Sub, the Company, and each of the Shareholders.

“Reverse Split” has the meaning specified in Section 3.2

“Secretary of State” has the meaning specified in Section 2.3.

“Specified Tax Liability” means any income Tax Liability of the Company for the Pre-Closing Tax Period to the extent that such Liability is attributable to taxable income resulting from the Code Section 481 adjustment for the Tax accounting method change for Inventory.

“Shareholder Approval” shall have the meaning set forth in Section C of the recitals to this Agreement.

“Shareholder Indemnitees” has the meaning specified in Section 7.2.

“Shareholder” has the meaning specified in the introductory paragraph to this Agreement.

“Shareholders” has the meaning specified in the introductory paragraph to this Agreement.

“Shareholders’ Representative” has the meaning specified in the introductory paragraph to this Agreement.

“Stub Period” means any taxable period that ends on the Closing Date.

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“Subsidiary” of any Person, means, from time to time, (i) any corporation more than 50% of whose stock or shares of any class or classes having by the terms thereof ordinary or contingent voting power to elect directors or managers of such corporation is owned by such Person directly or indirectly through Subsidiaries of such Person, and (ii) any Entity (other than a corporation or Governmental Authority) in which such Person directly or indirectly holds more than a 50% equity interest or is a general or managing partner.

“Surviving Corporation” has the meaning specified in Section 2.1.

“Target Working Capital” means One Million Six Hundred Fifty Thousand Dollars ($1,650,000).

“Tax” or “Taxes” shall mean any federal, state, local or foreign net income, alternative or add-on minimum, estimated, gross income, gross receipts, sales, use, value-added, ad valorem, transfer, franchise, capital, paid-up capital, profits, Lease, service, greenmail, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, commercial activity tax, unclaimed property tax, business and occupation tax, unclaimed property tax, customs duty or other tax, regulatory or other governmental fee or other like assessment or charge of any kind whatsoever (including any Tax Liability incurred or borne as a transferee or successor or by contract, or otherwise), together with any interest or any penalty, addition to tax or additional amount imposed by any Taxing Authority (domestic or foreign) responsible for the imposition of any such tax.

“Tax Cap” has the meaning specified in Section 7.5(a)(ii).

“Tax Claim” has the meaning specified in Section 7.4(c).

“Taxing Authority” shall mean a Governmental Authority having jurisdiction over the assessment, determination, collection, or other imposition of any Tax.

“Tax Escrow Account” has the meaning specified in Section 2.8(a).

“Tax Escrow Agreement” shall mean that certain escrow agreement to be entered into as of the Closing Date, among Purchaser, the Shareholders’ Representative and the Escrow Agent, which shall govern, among other things, the terms of escrow of the Tax Escrow Deposit.

“Tax Escrow Deposit” has the meaning specified in Section 2.8(a).

“Tax Escrow Release Date” has the meaning specified in Section 2.8(a).

“Tax Returns” shall mean any return, declaration, report, Claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Termination of Oral and Written Agreements” shall mean that certain agreement to be entered into on or before the Closing Date, effective as of 11:59 p.m. the day before the Closing Date, by and among Bob Sterling Enterprises, Inc., Robert E. Sterling and Mary Louise Sterling as individuals, and Exhaust Technologies, Inc., which, among other things, terminates any and all oral leases, oral management agreements, Affiliate Loans and Contracts between those parties as of the Effective Date.

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“Transfer Taxes” has the meaning specified in Section 8.1(d).

“Transitional Services Agreement” means that certain agreement of even date, required by Section 6.2(l), above, by and among Merger Sub, Robert E. Sterling, as his individual capacity, and Bob Sterling Enterprises, Inc.

“Unpaid Tax Obligations” means any accrued Taxes of the Company (excluding Taxes to be incurred by the Company with respect to the payment of any Employee Obligations or Employee Transaction Related Expenses) relating to any Pre-Closing Tax Periods that remain unpaid as of the Closing; provided, however, “Unpaid Tax Obligations” do not include Deferred Income Taxes, as such term is included on the Interim Balance Sheet.

“USPTO” has the meaning specified in Section 3.19(a).

“WBCA” has the meaning specified in Section 2.1.

“Working Capital” means, as of the close of Business on the Closing Date, the sum of the Company’s Net Accounts Receivable and Inventory, less Current Liabilities, each as determined in accordance with GAAP, as adjusted according to the methodology outlined in Section 3.9(a)(iii) of the Disclosure Schedule. For the purposes of this definition, Inventory shall exclude adjustment for overhead, inbound freight cost, and reserves for obsolete and slow moving inventory.

“Working Capital Shortfall” has the meaning specified in Section 2.5(b).

“Working Capital Surplus” has the meaning specified in Section 2.5(b).

“Workland Opinion” means that certain opinion of even date, required by Section 6.2(k), above, provided by Workland & Witherspoon, counsel to the Company, as to the matters set forth therein.

“Year End Financial Statement” has the meaning specified in Section 3.9(a).

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